Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Willbros Group, Inc.
We have audited the accompanying consolidated balance sheets of Willbros Group, Inc. (a Delaware corporation, formerly a Panama corporation) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Willbros Group, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2011 expressed an adverse opinion and exclusion of Utility T&D segment.
/s/ GRANT THORNTON LLP
Houston, Texas
March 14, 2011, except for Note 22, as to which the date is May 20, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Willbros Group, Inc.
We have audited Willbros Group, Inc.’s (a Delaware corporation, formerly a Panama corporation) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Willbros Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting included in Item 9A (Management’s Report). Our responsibility is to express an opinion on Willbros Group Inc.’s internal control over financial reporting based on our audit. Our audit of, and opinion on, Willbros Group, Inc.’s internal control over financial reporting does not include internal control over financial reporting of InfrastruX Group, Inc., a wholly owned subsidiary, whose financial statements reflect total assets and revenues constituting 54.4 and 26.6 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2010. As indicated in Management’s Report, InfrastruX Group, Inc. was acquired during 2010 and therefore, management’s assessment of the effectiveness of Willbros Group, Inc.’s internal control over financial reporting excluded internal control over financial reporting of InfrastruX Group, Inc (Utility T&D segment).
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment.
The Company identified a material weakness related to compliance with the established estimation process at its subsidiary in Canada. Management determined that project cost estimations were not prepared in sufficient detail to properly analyze job margin and management review was not thorough and did not include follow through on issues from prior month estimates. These operating deficiencies resulted in the failure to identify four loss contracts at the Canadian subsidiary in a timely manner.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Willbros Group, Inc. has not maintained effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc.’s consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. The material weakness identified above was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2010 financial statements, and this report does not affect our report dated March 14, 2011, except for Note 22, as to which the date is May 20, 2011, which expressed an unqualified opinion on those financial statements.
/s/ GRANT THORNTON LLP
Houston, Texas
March 14, 2011

WILLBROS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$141,101	$198,684
Short-term investments	—	16,559
Accounts receivable, net	319,874	162,414
Contract cost and recognized income not yet billed	35,059	45,009
Prepaid expenses	54,831	15,416
Parts and supplies inventories	10,108	4,666
Deferred income taxes	11,004	2,875
Assets of discontinued operations	240	692
Assets held for sale	18,867	—

Total current assets	591,084	446,315
Property, plant and equipment, net	229,179	132,879
Goodwill	211,753	85,775
Other intangible assets, net	195,457	36,772
Deferred income taxes	16,570	25,034
Other assets	41,759	1,603

Total assets	$1,285,802	$728,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$214,062	$81,470
Contract billings in excess of cost and recognized income	16,470	11,336
Current portion of capital lease obligations	5,371	5,824
Notes payable and current portion of other long-term debt	71,594	31,450
Current portion of government obligations	6,575	6,575
Accrued income taxes	2,356	1,605
Other current liabilities	4,832	9,968
Liabilities of discontinued operations	324	351

Total current liabilities	321,584	148,579
Long-term debt	305,227	56,071
Capital lease obligations	5,741	10,692
Contingent earnout	10,000	—
Long-term portion of government obligations	—	6,575
Long-term liabilities for unrecognized tax benefits	4,866	5,512
Deferred income taxes	76,020	11,356
Other long-term liabilities	38,824	1,598

Total liabilities	762,262	240,383

Contingencies and commitments (Note 16)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.05 per share, 70,000,000 shares authorized (70,000,000 at December 31, 2009) and 48,546,817 shares issued at December 31, 2010 (40,106,498 at December 31, 2009)	2,427	2,005
Additional paid-in capital	674,173	607,299
Accumulated deficit	(161,824)	(124,788)
Treasury stock at cost, 629,320 shares at December 31, 2010 (510,187 at December 31, 2009)	(10,045)	(9,045)
Accumulated other comprehensive income	17,938	11,725

Total Willbros Group, Inc. stockholders’ equity	522,669	487,196
Noncontrolling interest	871	799

Total stockholders’ equity	523,540	487,995

Total liabilities and stockholders’ equity	$1,285,802	$728,378

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2010	2009	2008
Contract revenue	$1,192,412	$1,259,773	$1,912,704

Operating expenses:
Contract	1,080,391	1,115,224	1,650,156
Amortization of intangibles	9,724	6,515	10,420
General and administrative	118,427	82,345	118,027
Goodwill impairment	60,000	—	62,295
Changes in fair value of contingent earnout liability	(45,340)	—	—
Acquisition costs	10,055	2,499	—
Other charges	3,771	12,694	—

	1,237,028	1,219,277	1,840,898

Operating income (loss)	(44,616)	40,496	71,806

Other income (expense):
Interest income	755	1,966	3,547
Interest expense	(28,320)	(10,294)	(12,579)
Other, net	5,474	819	7,891

	(22,091)	(7,509)	(1,141)
Income (loss) from continuing operations before income taxes	(66,707)	32,987	70,665

Provision (benefit) for income taxes	(36,150)	8,734	25,942

Income (loss) from continuing operations	(30,557)	24,253	44,723
Income (loss) from discontinued operations net of provisions for income taxes	(5,272)	(4,613)	745

Net income (loss)	(35,829)	19,640	45,468
Less: Income attributable to noncontrolling interest	(1,207)	(1,817)	(1,836)

Net income (loss) attributable to Willbros Group, Inc.	$(37,036)	$17,823	$43,632

Reconciliation of net income attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(31,764)	$22,436	$42,887
Income (loss) from discontinued operations	(5,272)	(4,613)	745

Net income (loss) attributable to Willbros Group, Inc.	$(37,036)	$17,823	$43,632

Basic income (loss) per share attributable to Company Shareholders:
Income (loss) from continuing operations	$(0.74)	$0.58	$1.12
Income (loss) from discontinued operations	(0.12)	(0.12)	0.02

Net income (loss)	$(0.86)	$0.46	$1.14

Diluted income (loss) per share attributable to Company Shareholders:
Income (loss) from continuing operations	$(0.74)	$0.58	$1.11
Income (loss) from discontinued operations	(0.12)	(0.12)	0.02

Net Income (loss)	$(0.86)	$0.46	$1.13

Weighted average number of common shares outstanding:
Basic	43,013,934	38,687,594	38,269,248

Diluted	43,013,934	38,883,077	38,764,167

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share amounts)

						Accumulated	Total
						Other	Stock-
						Compre-	holders’		Total
			Additional			hensive	Equity	Non-	Stock-
	Common Stock		Paid-in	Accumul-	Treasury	Income	Willbros	controlling	holders’
	Shares	Par Value	Capital	ated Deficit	Stock	(Loss)	Group, Inc.	Interest	Equity

Balance, December 31, 2007	38,276,545	1,913	571,827	(186,243)	(3,298)	17,199	401,398	1,327	402,725

Net income	—	—	—	43,632	—	—	43,632	1,836	45,468
Foreign currency translation adjustments	—	—	—	—	—	(21,635)	(21,635)	—	(21,635)

Total comprehensive income	—	—	—	—	—	—	21,997	1,836	23,833

Discount amortization of convertible notes	—	—	1,122	—	—	—	1,122	—	1,122
Dividend distribution to noncontrolling interest	—	—	—	—	—	—	—	(1,584)	(1,584)
Stock-based compensation (excluding tax benefit)	—	—	11,652	—	—	—	11,652	—	11,652
Stock-based compensation tax benefit	—	—	2,691	—	—	—	2,691	—	2,691
Deferred restricted stock rights issuance	225,000	11	(11)				—	—	—
Restricted stock grants	552,159	28	(28)	—	—	—	—	—	—
Vesting of restricted stock rights	23,603	1	(1)	—	—	—	—	—	—
Additions to treasury stock, vesting and forfeitures of restricted stock	—	—	—	—	(4,717)	—	(4,717)	—	(4,717)
Exercise of stock options	53,000	3	681	—	—	—	684	—	684
Expenses of a public offering	—	—	(251)	—	—	—	(251)	—	(251)
Stock issued on conversion of 2.75% Convertible Senior Notes	443,913	22	7,958	—	—	—	7,980	—	7,980

Balance, December 31, 2008	39,574,220	1,978	595,640	(142,611)	(8,015)	(4,436)	442,556	1,579	444,135
Net income	—	—	—	17,823	—	—	17,823	1,817	19,640
Foreign currency translation adjustments	—	—	—	—	—	16,161	16,161	—	16,161

Total comprehensive income	—	—	—	—	—	—	33,984	1,817	35,801

Dividend distribution to noncontrolling interest	—	—	—	—	—	—	—	(2,597)	(2,597)
Stock-based compensation (excluding tax benefit)	—	—	13,231	—	—	—	13,231	—	13,231
Stock-based compensation tax benefit (deficiency)	—	—	(1,735)	—	—	—	(1,735)	—	(1,735)
Restricted stock grants	477,079	24	(24)	—	—	—	—	—	—
Vesting of restricted stock rights	37,699	2	(2)	—	—	—	—	—	—
Additions to treasury stock, vesting and forfeitures of restricted stock	—	—	—	—	(1,030)	—	(1,030)	—	(1,030)
Exercise of stock options	17,500	1	189	—	—	—	190	—	190

Balance, December 31, 2009	40,106,498	$2,005	$607,299	$(124,788)	$(9,045)	$11,725	$487,196	$799	$487,995

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share amounts)

						Accumulated	Total
						Other	Stock-
						Compre-	holders’		Total
			Additional			hensive	Equity	Non-	Stock-
	Common Stock		Paid-in	Accumul-	Treasury	Income	Willbros	controlling	holders’
	Shares	Par Value	Capital	ated Deficit	Stock	(Loss)	Group, Inc.	Interest	Equity

Balance, December 31, 2009	40,106,498	$2,005	$607,299	$(124,788)	$(9,045)	$11,725	$487,196	$799	$487,995

Net income (loss)	—	—	—	(37,036)	—	—	(37,036)	1,207	(35,829)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	6,194	6,194	—	6,194
Derivatives, net of tax						19	19	—	19

Total comprehensive (loss)	—	—	—	—	—	—	(30,823)	—	(29,616)

Dividend declared and distributed to noncontrolling interest	—	—		—	—	—	—	(1,135)	(1,135)
Amortization of stock-based compensation	—	—	8,404	—	—	—	8,404	—	8,404
Stock-based compensation tax benefit	—	—	(956)	—	—	—	(956)	—	(956)
Stock issued under share-based compensation plans	517,011	26	1,744	—	—	—	1,770	—	1,770
Stock issued in connection with acquisition of InfrastruX	7,923,308	396	57,682		—	—	58,078	—	58,078
Additions to treasury stock, vesting and forfeitures of restricted stock	—	—	—	—	(1,000)	—	(1,000)	—	(1,000)

Balance, December 31, 2010	48,546,817	$2,427	$674,173	$(161,824)	$(10,045)	$17,938	$522,669	$871	$523,540

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$(35,829)	$19,640	$45,468
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net	5,272	4,613	(745)
Depreciation and amortization	56,165	40,860	44,903
Goodwill impairment	60,000	—	62,295
Changes in fair value of contingent earnout liability	(45,340)	—	—
Stock-based compensation	8,404	13,231	11,652
Deferred income tax provision	(30,669)	(1,193)	(9,546)
Other non-cash	8,653	5,669	(3,271)
Changes in operating assets and liabilities:
Accounts receivable, net	(33,396)	38,947	48,291
Contract cost and recognized income not yet billed	7,081	27,586	(19,571)
Prepaid expenses and other assets	3,755	1,618	7,722
Accounts payable and accrued liabilities	35,427	(84,426)	6,975
Accrued income taxes	(31)	(4,536)	610
Contract billings in excess of cost and recognized income	5,072	(8,958)	(4,227)
Other liabilities	13,729	4,374	—

Cash provided by operating activities of continuing operations	58,293	57,425	190,556
Cash provided by (used in) operating activities of discontinued operations	(4,847)	(3,546)	1,090

Cash provided by operating activities	53,446	53,879	191,646
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired and earnout	(421,182)	(13,955)	333
Proceeds from sales of property, plant and equipment	18,331	9,585	21,212
Purchases of property, plant and equipment	(18,300)	(13,107)	(35,185)
Rebates from purchases of property, plant and equipment	—	—	1,915
Maturities of short-term investments	16,755	—	—
Purchase of short-term investments	(255)	(16,559)	—

Cash used in investing activities of continuing operations	(404,651)	(34,036)	(11,725)
Cash provided by (used in) investing activities of discontinued operations	—	—	—

Cash used in investing activities	(404,651)	(34,036)	(11,725)
Cash flows from financing activities:
Proceeds from term loan issuance	282,000	—	—
Proceeds from stock issuance	58,078	—	—
Proceeds from exercise of stock options	—	190	684
Stock-based compensation tax benefit (deficiency)	(956)	(1,735)	2,691
Additional costs of public offering	—	—	(251)
Payments on capital leases	(10,600)	(22,097)	(31,402)
Payments on notes payable	(12,354)	(1,062)	(12,724)
Payments to reacquire common stock	(1,000)	(1,030)	(4,717)
Payments on government fines	(6,575)	(6,575)	(12,575)
Dividend distributed to noncontrolling interest	(1,135)	(2,597)	(1,584)
Costs of debt issues	(16,238)	(150)	(166)

Cash provided by (used in) financing activities of continuing operations	291,220	(35,056)	(60,044)
Cash provided by (used in) financing activities of discontinued operations	—	—	—

Cash provided by (used in) financing activities	291,220	(35,056)	(60,044)

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2010	2009	2008

Effect of exchange rate changes on cash and cash equivalents	2,402	6,135		(5,001)

Cash provided by (used in) all activities	(57,583)	(9,078)		114,876
Cash and cash equivalents, beginning of period	198,684	207,762		92,886

Cash and cash equivalents, end of period	$141,101	$198,684		$207,762

Supplemental disclosures of cash flow information:
Cash paid for interest (including discontinued operations)	$17,042	$5,974		$8,355
Cash paid for income taxes (including discontinued operations)	$3,947	$19,883		$40,271

Supplemental non-cash investing and financing transactions:
Initial contingent earnout liability	$55,340	$—		$—
Prepaid insurance obtained by note payable	$11,687	$—		$12,754
Equipment received through like-kind exchange	$3,629	$—		$—
Equipment surrendered through like-kind exchange	$2,735	$—	$
Equipment and property obtained by capital leases	$—	$—		$17,863
Common stock issued for conversion of 2.75% Convertible Senior Notes	$—	$—		$7,980
Deposit applied to capital lease obligation	$—	$—		$1,432
See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies
Company — Willbros Group, Inc. (“WGI”), a Delaware corporation, and all of its majority-owned subsidiaries (the “Company”) is a provider of energy services to global end markets serving the oil and gas, refinery, petrochemical and power industries. The Company’s principal markets for continuing operations are the United States, Canada and Oman. The Company obtains its work through competitive bidding and through negotiations with prospective clients. Contract values may range from several thousand dollars to several hundred million dollars and contract durations range from a few weeks to more than a year.
The disclosures in the notes to the consolidated financial statements relate to continuing operations, except as otherwise indicated.
Discontinuance of Operations and Asset Disposals — During 2006, the Company chose to exit Nigeria and Venezuela. During 2010, the Company chose to exit the Libyan market. These three businesses are presented as discontinued operations in the Company’s consolidated financial statements and collectively are referred to as “Discontinued Operations.” The net assets and net liabilities related to the Discontinued Operations are shown on the Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. The results of the Discontinued Operations are shown on the Consolidated Statements of Operations as “Income (loss) from discontinued operations net of provisions for income taxes” for all periods shown. For further discussion of Discontinued Operations, see Note 21 — Discontinuance of Operations, Asset Disposals and Transition Services Agreement.
Principles of Consolidation — The consolidated financial statements of the Company include the accounts of WGI, all of its majority-owned subsidiaries and all of its wholly-controlled entities. Inter-company accounts and transactions are eliminated in consolidation. The ownership interest of noncontrolling participants in subsidiaries that are not wholly-owned (principally in Oman) is included as a separate component of equity. The noncontrolling participants’ share of the net income is included as “Income attributable to noncontrolling interest” on the Consolidated Statements of Operations. Interests in the Company’s unconsolidated joint ventures are accounted for using the equity method in the Consolidated Balance Sheets.
Use of Estimates — The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions made by management of the Company in the preparation of the consolidated financial statements. These estimates and assumptions relate to the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the period. Significant items subject to such estimates and assumptions include: revenue recognition under the percentage-of-completion method of accounting, including estimates of progress toward completion and estimates of gross profit or loss accrual on contracts in progress; tax accruals and certain other accrued liabilities; quantification of amounts recorded for contingencies; valuation allowances for accounts receivable and deferred income tax assets; and the carrying amount of parts and supplies, property, plant and equipment and goodwill. The Company bases its estimates on historical experience and other assumptions that it believes relevant under the circumstances. Actual results could differ from these estimates.
Change in Estimate — The Company performed a review of the estimated useful lives of certain fixed assets at its Upstream Oil & Gas segment during the first quarter of 2010. This evaluation indicated that actual lives for the construction equipment were generally longer than the estimated useful lives used for depreciation purposes in the Company’s financial statements. As a result, the Company adjusted the estimated useful life on Upstream Oil & Gas segment’s construction equipment from a range of four to six years to a range of four to twelve years. The effect of this change in estimate was to reduce depreciation expense for the twelve months ended December 31, 2010 by $6,032 and increase income from continuing operations by $3,921, net of taxes, or $0.09 per basic share.
Consistency — Effective January 1, 2010, the Company has reclassified certain indirect overhead expenses to general and administrative expenses to apply a consistent approach in the classification of overhead across the Upstream Oil & Gas and Downstream Oil & Gas segments. If the Company reclassified these same costs in the twelve- month period ended December 31, 2010, the reported general and administrative costs would have increased, accompanied by a corresponding decrease to contract costs of $5,265. The Company is currently in the process of evaluating the impact, if any, that the treatment of these costs would have on the Utility Transmission & Distribution (“Utility T&D”) segment.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
Commitments and Contingencies — Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated. Recoveries of costs from third parties, which management assesses as being probable of realization, are separately recorded as assets in “Other assets” on the Consolidated Balance Sheets. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred. See Note 16 — Contingencies, Commitments and Other Circumstances for further discussion of the Company’s commitments and contingencies.
Accounts Receivable — Most of the accounts receivable and contract work in progress are from clients in the oil and gas, refinery, petrochemical and power industries around the world. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Most contracts require payments as the projects progress or, in certain cases, advance payments. The Company generally does not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs. The allowance for doubtful accounts is the Company’s best estimate of the probable amount of credit losses in the Company’s existing accounts receivable. A considerable amount of judgment is required in assessing the realization of receivables. Relevant assessment factors include the creditworthiness of the customer and prior collection history. Balances over 90 days past due and over a specified minimum amount are reviewed individually for collectability. Account balances are charged off against the allowance after all reasonable means of collection are exhausted and the potential for recovery is considered remote. The allowance requirements are based on the most current facts available and are re-evaluated and adjusted on a regular basis and as additional information is received.
Inventories — Inventories, consisting primarily of parts and supplies, are stated at the lower of actual cost or market. Parts and supplies are evaluated at least annually and adjusted for excess and obsolescence. No excess or obsolescence allowances existed at December 31, 2010 or 2009.
Property, Plant and Equipment — Property, plant and equipment is stated at cost. Depreciation, including amortization of capital leases, is provided on the straight-line method using estimated lives as follows:

Construction equipment	3-20 years

Furniture and equipment	3-12 years

Buildings	20 years

Transportation equipment	3-17 years

Aircraft and marine equipment	10 years
In connection with the acquisition of InfrastruX Group, Inc. (“InfrastruX”), the Company acquired $156,160 of property, plant and equipment.
Leasehold improvements are amortized on a straight-line basis over the shorter of their economic lives or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in “Other, net” in the Consolidated Statements of Operations for the period. Normal repair and maintenance costs are charged to expense as incurred. Significant renewals and betterments are capitalized. Long-lived assets are evaluated for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This evaluation is based upon the Company’s projections of anticipated future cash flows (undiscounted and without interest charges) from the business units which own the assets being evaluated. If the sum of the anticipated future cash flows over the expected useful life of the assets is less than the assets’ carrying value, then a permanent write-down equal to the difference between the assets’ carrying value and the assets’ fair value is required to be charged to earnings. In estimating future cash flows, we generally use a probability weighted average expected cash flow method with assumptions based on those used for internal budgets. The determination of future cash flows, and, if required, fair value of a long-lived asset is, by its nature, a highly subjective judgment. Significant assumptions are required in the forecast of future operating results used in the preparation of the long-term estimated cash flows. Changes in these estimates could have a material effect on the evaluation of the Company’s long-lived assets.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
Goodwill and Other Intangible Assets — The Company utilizes the purchase accounting method for business combinations and records intangible assets separate from goodwill. The Company also performs an annual impairment test by applying a fair-value-based test. Intangible assets with finite lives continue to be amortized over their useful lives. The useful life of an intangible asset to an entity is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of that entity.
Goodwill - Goodwill is originally recorded as the excess of purchase price over fair value of net assets acquired. The Company applies a non-amortization approach to account for purchased goodwill and performs an annual test for impairment during the fourth quarter of each fiscal year and more frequently if an event or circumstance indicates that impairment may have occurred. The Company performs the required annual impairment test for goodwill by determining the fair values of its reporting units using a discounted cash flow analysis supported by comparative market multiples.
The fair values of each reporting unit are then compared to their book values. When a possible impairment for a reporting unit is indicated by an excess of carrying value over fair value, the implied fair value of goodwill is calculated by deducting the fair value of net assets of the business, excluding goodwill, from the total fair value of the business. When the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded to reduce the carrying value of goodwill to its implied value.
This analysis requires the input of several critical assumptions, including:
•	Long term earnings and cash flow projections based on the Company’s strategic budgeting process, subject to future revenue growth rates and operating cost escalation rates.
•
Merger multiples, based on enterprise value and EBITDA, for comparable companies in both the upstream and downstream markets, which are considered Level 3 inputs. For the definition of Level 3 inputs, see Note 17 — Fair Value Measurements.

•
Weighted average cost of capital, which takes into account the relative weights of each component of the Company’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer term contracts and barriers to market entry.

•	The U.S. Treasury 20-year rate was used as the risk free interest rate.
•	Terminal value assumptions are applied to the final year of the discounted cash flow model.
These critical assumptions require significant management judgment. Due to the many variables inherent in the estimation of a business’s fair value and the relative size of the recorded goodwill, differences in assumptions may have a material effect on the results of the Company’s impairment analysis.
Other Intangible Assets — The Company does not have any intangible assets with indefinite useful lives other than goodwill. The Company does have other intangible assets with finite lives. These other intangible assets consist of customer relationships and backlog recorded in connection with the acquisition of Integrated Service Company, LLC (“InServ”) in November 2007; customer relationships, trademarks and non-compete agreements recorded in connection with the acquisition of the engineering business of Wink Companies, LLC in July 2009 (renamed Wink Engineering, LLC (“Wink”) in February 2010); and tradenames, customer relationships, and technology recorded in connection with the acquisition of InfrastruX in July 2010. The value of existing customer relationships from the InServ, Wink and InfrastruX acquisitions was recorded at the estimated fair value determined by using a discounted cash flow method. Such acquired customer relationships have a finite useful life and are therefore being amortized over the estimated useful life of the relationships. Additionally, the Company was able to assign values to the trademarks, tradenames, non-compete agreements and technology purchased in the Wink and InfrastruX acquisitions. The trademarks, tradenames, non-compete agreements and technology were recorded at their fair value and are being amortized over the useful life of the intangibles. For further discussion of Goodwill and Other Intangible Assets, see Note 7 — Goodwill and Other Intangible Assets.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
Revenue — A number of factors relating to the Company’s business affect the recognition of contract revenue. The Company typically structures contracts as unit-price, time and materials, fixed-price or cost plus fixed fee. The Company believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized. Revenue from unit-price and time and materials contracts is recognized as earned.
Revenue for fixed-price and cost plus fixed fee contracts is recognized using the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the estimated amount and timing of revenue recognition. Certain fixed-price and cost plus fixed fee contracts include, or are amended to include, incentive bonus amounts, contingent on accomplishing a stated milestone. Revenue attributable to incentive bonus amounts is recognized when the risk and uncertainty surrounding the achievement of the milestone have been removed. The Company does not recognize income on a fixed-price contract until the contract is approximately five to ten percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.
The Company considers unapproved change orders to be contract variations on which the Company has customer approval for scope change, but not for price associated with that scope change. Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. The Company recognizes revenue equal to cost incurred on unapproved change orders when realization of price approval is probable and the estimated amount is equal to or greater than the cost related to the unapproved change order. Revenue recognized on unapproved change orders is included in “Contract cost and recognized income not yet billed” on the Consolidated Balance Sheets. Revenue recognized on unapproved change orders is subject to adjustment in subsequent periods to reflect the changes in estimates or final agreements with customers.
The Company considers claims to be amounts that the Company seeks or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract. Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.
Depreciation — The Company depreciates assets based on their estimated useful lives at the time of acquisition using the straight-line method. Depreciation and amortization related to operating activities is included in contract costs; and depreciation and amortization related to general and administrative activities is included in “General and administrative” (“G&A”) expense in the Consolidated Statements of Operations. Contract costs and G&A expenses are included within “Operating expenses” in the Consolidated Statements of Operations. Further, amortization of assets under capital lease obligations is included in depreciation expense.
Insurance — The Company is insured for workers’ compensation, employer’s liability and general liability claims, subject to a deductible of $750 per occurrence. The Company is also insured for auto liability claims, subject to a deductible of $500 per occurrence. Additionally, the Company’s largest non-union employee-related health care benefit plan is subject to a deductible of $250 per claimant per year.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
Losses are accrued based upon the Company’s estimates of the ultimate liability for claims incurred (including an estimate of claims incurred but not reported), with assistance from third-party actuaries. For these claims, to the extent the Company has insurance coverage above the deductible amounts, a receivable is recorded and reflected in “Other assets” in the Consolidated Balance Sheets. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of the Company’s liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts and historical trends.
Income Taxes — The Financial Accounting Standards Board (“FASB”) standard for income taxes takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. The Company, or one of its subsidiaries, files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. income tax examination by tax authorities for years before 2007 and no longer subject to Canadian income tax for years before 2001 or in Oman for years before 2006.
Other Current Liabilities — Included within other current liabilities is $3,154 and $6,072 of current deferred tax liabilities for the years ended December 31, 2010 and 2009.
Warranty Costs — In connection with the acquisition of InfrastruX, the Company warrants labor for new installations and construction and servicing of existing infrastructure. The anticipated costs are not considered significant and no reserve has been provided. One of the InfrastruX subsidiary companies maintains a warranty program which specifically covers its cable remediation services. A warranty reserve of $2,530 for cable remediation services is recorded in “Other long-term liabilities” on the Consolidated Balance Sheet as of December 31, 2010. Prior to the acquisition of InfrastruX, the Company has historically recorded an immaterial amount related to warranty reserve.
Retirement Plans and Benefits — The Company has a voluntary defined contribution retirement plan for U.S. based employees that is qualified, and is contributory on the part of the employees, and a voluntary savings plan for certain international employees that is non-qualified, and is contributory on the part of the employees. Additionally, the Company is subject to collective bargaining agreements with various unions. As a result, the Company participates with other companies in the unions’ multi-employer pension and other postretirement benefit plans. These plans cover all employees who are members of such unions.
Stock-Based Compensation — Compensation cost resulting from all share-based payment transactions is recognized in the financial statements measured based on the grant-date fair value of the instrument issued and is recognized over the vesting period. The Company uses the Black-Scholes valuation method to determine the fair value of stock options granted as of the grant date. Share-based compensation related to restricted stock and restricted stock rights, also described collectively as restricted stock units (“RSU’s”), is recorded based on the Company’s stock price as of the grant date. Awards granted are expensed ratably over the vesting period of the award. Expense on awards granted prior to March 12, 2009 is accelerated upon reaching retirement age. This provision does not exist for awards granted on or after March 12, 2009.
Foreign Currency Translation — All significant monetary asset and liability accounts denominated in currencies other than United States dollars are translated into United States dollars at current exchange rates. Translation adjustments are accumulated in other comprehensive income (loss). Non-monetary assets and liabilities in highly inflationary economies are translated into United States dollars at historical exchange rates. Revenue and expense accounts are converted at prevailing rates throughout the year. Gains or losses on foreign currency transactions and translation adjustments in highly inflationary economies are recorded in income in the period in which they are incurred.
Concentration of Credit Risk — The Company has a concentration of customers in the oil and gas, refinery, petrochemical and power industries which expose the Company to a concentration of credit risk within a single industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. The allowance for doubtful accounts was $4,499 and $1,936 at December 31, 2010 and 2009, respectively.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
Income (Loss) per Common Share — Basic income (loss) per share is calculated by dividing net income (loss), less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted income (loss) per share is calculated by including the weighted-average number of all potentially dilutive common shares with the weighted-average number of common shares outstanding. Shares of common stock underlying the Company’s convertible notes are included in the calculation of diluted income per share using the “if-converted” method. Therefore, the numerator for diluted income per share is calculated excluding the after-tax interest expense associated with the convertible notes as long as the associated interest per weighted average convertible share does not exceed basic earnings per share.
Derivative Financial Instruments — The Company may use derivative financial instruments such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expense in the same currency.
In conjunction with the 2010 Credit Agreement the Company entered into as of June 30, 2010, the Company is subject to hedging arrangements to fix or otherwise limit the interest cost of the term loans. The Company is subject to interest rate risk on its debt and investment of cash and cash equivalents arising in the normal course of business, as the Company does not engage in speculative trading strategies. In September 2010, the Company entered into two forward interest rate swap agreements in order to hedge changes in the variable rate interest expense. Also, in September 2010, the Company entered into two interest rate cap agreements in order to limit its exposure to an increase of the interest rate above 3 percent. The Company had no derivative financial instruments as of December 31, 2009.
Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Short-term Investments — The Company may invest a portion of its cash in short-term time deposits, some of which may have early withdrawal penalties. All of such deposits have maturity dates that exceed three months. There was $0 and $16,559 of short-term investments outstanding as of December 31, 2010 and 2009, respectively.
Recently Adopted Accounting Standards — Effective January 1, 2009, the Company adopted the accounting standard that establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The guidance also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of business combinations. This standard requires that income tax benefits related to business combinations that are not recorded at the date of acquisition are recorded as an income tax benefit in the statement of operations when subsequently recognized. Previously, unrecognized income tax benefits related to business combinations were recorded as an adjustment to the purchase price allocation when recognized. Beginning in 2009, all acquisitions have been recorded based on this standard.
In January 2010, the FASB issued guidance which expanded the required disclosures about fair value measurements. In particular, this guidance requires (i) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements along with the reasons for such transfers, (ii) information about purchases, sales, issuances and settlements to be presented separately in the reconciliation for Level 3 fair value measurements, (iii) expanded fair value measurement disclosures for each class of assets and liabilities and (iv) disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3. This guidance is effective for annual reporting periods beginning after December 15, 2009 except for (ii) above which is effective for fiscal years beginning after December 15, 2010. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows. However, appropriate disclosures have been made. See Note 17 — Fair Value Measurements for further discussion of the Company’s derivative financial instruments.
In June 2009, the FASB issued a new accounting standard which provides amendments to previous guidance on the consolidation of variable interest entities (“VIE”). This standard clarifies the characteristics that identify a VIE and changes how a reporting entity identifies a primary beneficiary that would consolidate the VIE from a quantitative risk and rewards calculation to a qualitative approach based on which variable interest holder has controlling financial interest and the ability to direct the most significant activities that impact the VIE’s economic performance. This statement requires the primary beneficiary assessment to be performed on a continuous basis. It also requires additional disclosures about an entity’s involvement with a VIE, restrictions on the VIE’s assets and liabilities that are included in the reporting entity’s consolidated balance sheet, significant risk exposures due to the entity’s involvement with the VIE, and how its involvement with a VIE impacts the reporting entity’s consolidated financial statements. The standard was effective for fiscal years beginning after November 15, 2009. The adoption of the standard did not have any impact on the Company’s consolidated financial statements.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Summary of Significant Accounting Policies (continued)
On December 17, 2010, the FASB issued an update to its standard on goodwill impairment, which (1) does not change the prescribed method of calculating the carrying value of a reporting unit in the performance of step one of the goodwill impairment test and (2) requires entities with a zero or negative carrying value to assess, considering qualitative factors such as the impairment indicators listed in FASB’s standard on goodwill, (whether it is more likely than not that a goodwill impairment exists. If an entity concludes that it is more likely than not that a goodwill impairment exists, the entity must perform step two of the goodwill impairment test. The update is effective for impairment tests performed during entities’ fiscal years (and interim periods within those years) that begin after December 15, 2010. Based on management's review, the adoption of this update is not expected to have any impact on the Company’s consolidated financial statements.
2. Acquisitions
InfrastruX
On July 1, 2010, the Company completed the acquisition of 100 percent of the outstanding stock of InfrastruX for a purchase price of $485,800, before final working capital and other transaction adjustments. The Company paid $372,382 in cash, a portion of which was used to retire InfrastruX indebtedness and pay InfrastruX transaction expenses, and issued approximately 7.9 million shares of the Company’s common stock to the shareholders of InfrastruX. Cash paid was comprised of $72,382 in cash from operations and $300,000 from a new term loan facility. The acquisition was completed pursuant to an Agreement and Plan of Merger (the “Merger”), dated March 11, 2010.
Under the agreement, InfrastruX shareholders are eligible to receive earnout payments of up to $125,000 if certain EBITDA targets are met. Refer to Note 17 — Fair Value Measurements for further discussion of the contingent earnout.
InfrastruX was a privately-held firm based in Seattle, Washington and provides design, construction, maintenance, engineering and other infrastructure services to the utility industry across the U.S. market.
This acquisition provides the Company the opportunity to strengthen its presence in the infrastructure markets within the utility industry.
Consideration
Total consideration transferred in acquiring InfrastruX is summarized as follows:

Proceeds from newly issued term loan facility	$300,000
Cash provided from operations	72,382

Total cash consideration	372,382
Issuance of WG common stock	58,078	(1)
Contingent consideration	55,340	(2)

Total consideration	$485,800

(1)	Represents 7,923,308 shares issued, which have been valued at the closing price of Company stock on July 1, 2010, the acquisition date.

(2)	Estimated as of acquisition announcement based on a probability estimate of InfrastruX’s EBITDA achievements during the earnout period. See Note 17 — Fair Value Measurements.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Acquisitions (continued)
This transaction has been accounted for using the acquisition method of accounting which requires that, among other things, assets acquired and liabilities assumed be recorded at their fair values as of the acquisition date. The excess of the consideration transferred over those fair values is recorded as goodwill. The preliminary allocation of purchase price to acquired assets and liabilities is as follows:

Assets acquired:
Cash and cash equivalents	$9,278
Accounts receivable	124,856
Inventories	4,501
Prepaid expenses and other current assets	39,565
Property, plant and equipment	156,160
Intangible assets	168,409 (1)
Goodwill	184,822 (1)
Other long-term assets	21,924 (1)
Liabilities assumed:
Accounts payable and other accrued liabilities	(97,985)
Capital lease obligations	(4,977)
Vendor related debt	(2,761)
Deferred income taxes and other tax liabilities	(95,902)
Other long-term liabilities	(22,090)

Net assets acquired	$485,800

(1)	Includes post-acquisition purchase price adjustments.
The Company has consolidated InfrastruX in its financial results as the Utility T&D segment from the date of the acquisition. Our purchase price allocation has not been finalized due to the ongoing negotiation to determine working capital and other closing adjustments. These are expected to be finalized during the first quarter of 2011. However, under U.S. GAAP, the acquisition measurement period can last up to one year.
Property, plant and equipment (“PP&E”)
A step-up adjustment of $25,077 was recorded to present the PP&E acquired at its estimated fair value. The weighted average useful life used to calculate depreciation of the step up related to PP&E is approximately seven years.
Intangible assets
The following table summarizes the fair value estimates recorded for the identifiable intangible assets and their estimated useful lives:

	Estimated Fair Value	Estimated Useful Life
Trade name	$12,779	10 years
Customer relationships	150,130	15 years
Technology	5,500	10 years

Total identifiable intangible assets	$168,409

The amortizable intangible assets have useful lives ranging between ten years and fifteen years and a weighted average useful life of 14.2 years. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill associated with this transaction is not expected to be deductible for tax purposes. The goodwill recorded in connection with this acquisition is included in the Utility T&D segment. A significant portion of the customer relationship intangible recorded in this transaction relates to a single customer.
Deferred taxes
The Company provided deferred taxes and other tax liabilities as part of the acquisition accounting related to the estimated fair market value adjustments for acquired intangible assets and PP&E. An adjustment of $95,902 was recorded to present the deferred taxes and other tax liabilities at fair value.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Acquisitions (continued)
Pro Forma Impact of the Acquisition
The following unaudited supplemental pro forma results present consolidated information as if the acquisition had been completed as of January 1, 2010 and January 1, 2009. The pro forma results include: (i) the amortization associated with an estimate of the acquired intangible assets, (ii) interest expense associated with debt used to fund a portion of the acquisition and reduced interest income associated with cash used to fund a portion of the acquisition, (iii) the impact of certain fair value adjustments such as additional depreciation expense for adjustments to property, plant and equipment and reduction to interest expense for adjustments to debt, and (iv) costs directly related to acquiring InfrastruX. The pro forma results do not include any potential synergies, cost savings or other expected benefits of the acquisition. Accordingly, the pro forma results should not be considered indicative of the results that would have occurred if the acquisition and related borrowings had been consummated as of January 1, 2009, or January 1, 2010, nor are they indicative of future results.

	Year Ended
	December 31,
	2010	2009
Revenues	$1,500,729	$1,858,549
Net income (loss) attributable to Company shareholders	(53,089)	(20,984)
Basic net income (loss) per share	(1.15)	(0.45)
Diluted net income (loss) per share	(1.15)	(0.45)
Wink Companies, LLC
Effective July 9, 2009, the Company acquired the engineering business of Wink, a privately-held firm based in Baton Rouge, Louisiana. Wink serves primarily the U.S. market from its regional offices in Louisiana and Mississippi, providing multi-disciplinary engineering services to clients in the petroleum refining, chemicals and petrochemicals and oil and gas industries. This acquisition provides the Company the opportunity to offer fully integrated engineering, procurement, and construction (“EPC”) services to the downstream hydrocarbon industries. The total purchase price of $17,431 was comprised of $6,075 in cash paid, $10,236 in debt assumed and $1,120 related to the assumption of an unfavorable lease relative to market value. In addition, the Company incurred transaction-related costs of approximately $600.
The Company has consolidated Wink in its financial results as part of its Downstream Oil & Gas segment from the date of acquisition. The allocation of purchase price to acquired assets and liabilities is as follows:

Cash acquired	$2,356
Receivables, net	5,876
Other current assets acquired	7,513
Property and equipment	6,441
Other long-term assets	80
Amortizable intangible assets:
Customer relationships	1,101	(1)
Trademark / Tradename	1,300
Non-compete agreement	1,100
Goodwill	3,899	(1)
Liabilities assumed	(12,235)

Total purchase price	$17,431

(1)	Includes an approximate $300 post-acquisition reclassification from customer relationships to goodwill.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
2. Acquisitions (continued)
The amortizable intangible assets have useful lives ranging between five years and ten years and a weighted average useful life of 8.3 years. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is deductible for tax purposes. The goodwill recorded in connection with this acquisition is included in the Downstream Oil & Gas segment.
The results and operations for Wink have been included in the Consolidated Statements of Operations since the completion of the acquisition on July 9, 2009. This acquisition does not have a material impact on the Company’s results of operations. Accordingly, pro forma disclosures have not been presented.
3. Accounts Receivable
Accounts receivable, net as of December 31, 2010 and 2009 is comprised of the following:

	December 31,
	2010	2009
Trade	$260,091	$105,812
Unbilled revenue	47,652	18,314
Contract retention	14,905	38,357
Other receivables	1,725	1,867

Total accounts receivable	324,373	164,350
Less: allowance for doubtful accounts	(4,499)	(1,936)

Total accounts receivable, net	$319,874	$162,414

The Company expects all accounts receivable to be collected within one year. The provision for bad debts included in “General and administrative” expenses in the Consolidated Statements of Operations was $2,887, $664, and $2,403 for the years ended December 31, 2010, 2009 and 2008, respectively.
4. Contracts in Progress
Contract cost and recognized income not yet billed on uncompleted contracts arise when recorded revenues for a contract exceed the amounts billed under the terms of the contracts. Contract billings in excess of cost and recognized income arise when billed amounts exceed revenues recorded. Amounts are billable to customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Also included in contract cost and recognized income not yet billed on uncompleted contracts are amounts the Company seeks to collect from customers for change orders approved in scope but not for price associated with that scope change (unapproved change orders). Revenue for these amounts is recorded equal to the lesser of the expected revenue or cost incurred when realization of price approval is probable. Estimating revenues from unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near-term. If the Company does not successfully resolve these matters, a reduction in revenues may be required to amounts that have been previously recorded.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
4. Contracts in Progress (continued)
Contract cost and recognized income not yet billed and related amounts billed as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Cost incurred on contracts in progress	$896,987	$1,113,712
Recognized income	159,628	161,398

	1,056,615	1,275,110
Progress billings and advance payments	(1,038,026)	(1,241,437)

	$18,589	$33,673

Contract cost and recognized income not yet billed	$35,059	$45,009
Contract billings in excess of cost and recognized income	(16,470)	(11,336)

	$18,589	$33,673

Contract cost and recognized income not yet billed includes $3,216 and $1,551 at December 31, 2010 and 2009, respectively, on completed contracts.
5. Property, Plant and Equipment
Property, plant and equipment, which are used to secure debt or are subject to lien, at cost, as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Construction equipment	$126,896	$140,157
Furniture and equipment	50,634	44,119
Land and buildings	39,401	36,278
Transportation equipment	151,196	32,264
Leasehold improvements	17,748	16,221
Aircraft	7,410	7,410
Marine equipment	120	120

Total property, plant and equipment	393,405	276,569
Less: accumulated depreciation	(164,226)	(143,690)

Total property, plant and equipment, net	$229,179	$132,879

Amounts above include $3,698 and $4,401 of construction in progress as of December 31, 2010 and 2009, respectively. Depreciation expense included in operating expense for the years ended December 31, 2010, 2009 and 2008 was $46,441, $34,345 and $34,483, respectively.
6. Assets Held For Sale
In 2010, the Company began a process of analyzing all under-utilized property and equipment and adopted a plan to dispose of such assets. Pursuant to that plan, in December 2010, the Company completed the sale of equipment having a net book value of $12,226 receiving proceeds of $15,103. The resulting gain on sale of assets has been recorded within “Other, net” in the Consolidated Statements of Operations. In addition, the Company has committed to a plan of disposal of additional properties and equipment, which are expected to be sold in 2011. These assets have been separately presented in the Consolidated Balance Sheets in the caption ‘‘Assets held for sale’’ and are no longer depreciated. In connection with this plan of disposal, the Company determined that the carrying value of one facility within the Upstream Oil & Gas segment, exceeded its fair value. Consequently, the Company recorded an impairment loss of $931, which represents the excess of the carrying value over fair values, less cost to sell. The impairment loss is recorded within “Other, net” in the Consolidated Statements of Operations.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
7. Goodwill and Other Intangible Assets
The Company’s goodwill by segment as of December 31, 2010 and 2009 was as follows:

		Impairment
Upstream Oil & Gas	Goodwill	Reserves	Total, Net
Balance as of January 1, 2009	$11,142	$—	$11,142
Goodwill from acquisitions	—	—	—
Purchase price adjustments	—	—	—
Impairment losses	—	—	—
Translation adjustments and other	1,496	—	1,496

Balance as of December 31, 2009	12,638	—	12,638
Goodwill from acquisitions	—	—	—
Purchase price adjustments	—	—	—
Impairment losses	—	—	—
Translation adjustments and other	539	—	539

Balance as of December 31, 2010	$13,177	$—	$13,177

		Impairment
Downstream Oil & Gas	Goodwill	Reserves	Total, Net
Balance as of January 1, 2009	$131,518	$(62,295)	$69,223
Goodwill from acquisitions	3,600	—	3,600
Purchase price adjustments	299	—	299
Impairment losses	—	—	—
Translation adjustments and other	15	—	15

Balance as of December 31, 2009	135,432	(62,295)	73,137
Goodwill from acquisitions	—	—	—
Purchase price adjustments	617	—	617
Impairment losses	—	(60,000)	(60,000)
Translation adjustments and other	—	—	—

Balance as of December 31, 2010	$136,049	$(122,295)	$13,754

		Impairment
Utility T&D	Goodwill	Reserves	Total, Net
Balance as of July 1, 2010	$184,376	$—	$184,376
Purchase price adjustments	446	—	446
Impairment losses	—	—	—
Translation adjustments and other	—	—	—

Balance as of December 31, 2010	$184,822	$—	$184,822

Goodwill and other purchased intangible assets are included in the identifiable assets of the segment to which they have been assigned. According to accounting standards for goodwill, goodwill and other intangibles are required to be evaluated whenever indicators of impairment exist and at least annually. During the third quarter of 2010, in connection with the completion of the Company’s preliminary forecasts for 2011, it became evident that a goodwill impairment associated with the Downstream Oil & Gas segment was probable. Due to time restrictions with the filing its third quarter Form 10-Q, the Company was unable to fully complete its two step impairment test. According to the accounting standards for goodwill, if the second step of the goodwill impairment test is not complete before the financial statements are issued or are available to be issued and a goodwill impairment loss is probable and can be reasonably estimated, the best estimate of that loss shall be recognized. Using a preliminary discounted cash flow analysis supported by comparative market multiples to determine the fair value of the segment versus its carrying value, an estimated range of likely impairment was determined and an impairment charge of $12,000 was recorded during the third quarter of 2010.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
7. Goodwill and Other Intangible Assets (continued)
During the fourth quarter of 2010, in connection with the completion of its required annual goodwill impairment testing, the Company completed its step two impairment testing, which resulted in an additional $48,000 charge to the Downstream Oil & Gas segment bringing the total to $60,000 for 2010.
Under GAAP, a Company has up to one year subsequent to closing an acquisition to perform its annual testing for goodwill impairment, unless indicators of an impairment exist. The Company closed on the acquisition of InfrastruX, or Utility T&D during the third quarter of 2010. No indicators of impairment for the Utility T&D segment were identified by management during the fourth quarter of 2010. Accordingly, the Company has excluded them from its 2010 annual assessment of goodwill. The Company will perform impairment testing for this segment during the second quarter of 2011, or whenever indicators of impairment are identified.
The Company’s other intangible assets as of December 31, 2010 and 2009 were as follows:

	December 31, 2009
	Customer			Non-compete
	Relationships	Backlog	Trademark	Agreements	Total
Gross carrying amount	$41,900	$10,500	$1,300	$1,100	$54,800
Purchase price adjustments	(299)	—	—	—	(299)
Accumulated amortization	(7,054)	(10,500)	(65)	(110)	(17,729)

Net carrying amount	$34,547	$—	$1,235	$990	$36,772

	December 31, 2010
	Customer	Trademark/	Non-compete
	Relationships	Tradename	Agreements	Technology	Total
Gross carrying amount	$41,600	$1,300	$1,100	$—	$44,000
Additions	152,890	12,700	—	5,200	170,790
Purchase price adjustments	(2,760)	—	—	300	(2,460)
Accumulated amortization	(15,517)	(830)	(330)	(275)	(16,952)
Other	—	79	—		79

Net carrying amount	$176,213	$13,249	$770	$5,225	$195,457

Weighted average remaining amortization period	13.3 yrs	9.4 yrs	3.5 yrs	9.5 yrs

Intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 15 years.
Amortization expense related to intangible assets other than goodwill included in operating expense for the years ended December 31, 2010 and 2009 was $9,724 and $6,515, respectively. Estimated amortization expense for each of the subsequent five years and thereafter is as follows:

Fiscal year:
2011	$15,636
2012	15,636
2013	15,636
2014	15,526
2015	15,416
Thereafter	117,607

Total amortization	$195,457

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
8. Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
Trade accounts payable	$105,023	$47,950
Payroll and payroll liabilities	41,442	23,037
Provision for loss on contracts	12,376	1,062
Self insurance accrual	27,524	—
Other accrued liabilities	27,697	9,421

Total accounts payable and accrued liabilities	$214,062	$81,470

9. Government Obligations
Government obligations represent amounts due to government entities, specifically the United States Department of Justice (“DOJ”) and the SEC, in final settlement of the investigations involving violations of the Foreign Corrupt Practices Act (the “FCPA”) and violations of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These investigations stem primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria. In May 2008, the Company reached final agreements with the DOJ and the SEC to settle their investigations. As previously disclosed, the agreements provided for an aggregate payment of $32,300 including $22,000 in fines to the DOJ related to the FCPA violations, consisting of $10,000 paid on signing and $4,000 annually for three years thereafter, with no interest due on unpaid amounts and $10,300 to the SEC, consisting of $8,900 of profit disgorgement and $1,400 of pre-judgment interest, payable in four equal installments of $2,575 with the first installment paid on signing and annually for three years thereafter. Post-judgment interest is payable on the outstanding $7,725.
During the twelve months ended December 31, 2008, $12,575 of the aggregate obligation was paid, which consisted of the initial $10,000 payment to the DOJ and the first installment of $2,575 to the SEC, inclusive of all pre-judgment interest. During the twelve months ended December 31, 2009 and 2010, $6,575 of the aggregate obligation was paid each year, which consisted of the $4,000 annual installment to the DOJ and the $2,575 annual installment to the SEC, inclusive of all pre-judgment interest.
The remaining aggregate obligation of $6,575 has been classified on the Consolidated Balance Sheets as “Current portion of government obligations.” This amount is based on payment terms that provide for one remaining installment of $2,575 and $4,000 to the SEC and DOJ, respectively, in 2011.
10. Long-term Debt
Long-term debt as of December 31, 2010 and 2009 was as follows:

	December 31,	December 31,
	2010	2009
Term loan, net of unamortized discount of $16,126	$283,124	$—
2.75% convertible senior notes, net	58,675	56,071
6.5% senior convertible notes, net	32,050	31,450
Capital lease obligations	11,112	16,516
Other obligations	2,015	—

Total long-term debt	386,976	104,037
Less: current portion	(76,008)	(37,274)

Long-term debt, net	$310,968	$66,763

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
2010 Credit Facility
The Company entered into a new credit agreement dated June 30, 2010 (the “2010 Credit Agreement”), among Willbros United States Holdings, Inc. (“WUSH”), a subsidiary of the Company (formerly known as Willbros USA, Inc.) as borrower, the Company and certain of its subsidiaries, as Guarantors, the lenders from time to time party thereto (the “Lenders”), Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), as Administrative Agent, Collateral Agent, Issuing Bank, Revolving Credit Facility Sole Lead Arranger, Sole Bookrunner and participating Lender, UBS Securities LLC (“UBS”), as Syndication Agent, Natixis, The Bank of Nova Scotia and Capital One, N.A., as Co-Documentation Agents, and Crédit Agricole and UBS as Term Loan Facility Joint Lead Arrangers and Joint Bookrunners. The new 2010 Credit Agreement consists of a four year, $300,000 term loan facility (“Term Loan”) maturing in July 2014 and a three year revolving credit facility of $175,000 maturing in July 2013 (the “2010 Credit Facility”) and replaced the Company’s existing three-year $150,000 senior secured credit facility, which was scheduled to expire in November 2010. The proceeds from the Term Loan were used to pay part of the cash portion of the merger consideration payable in connection with the Company’s acquisition of InfrastruX.
The initial aggregate amount of commitments for the revolving credit facility totaled $175,000, including an accordion feature enabling the Company to increase the size of the facility by an incremental $75,000 if it is in compliance with certain terms of the 2010 Credit Facility. The revolving credit facility is available for letters of credit and for revolving loans, which may be used for working capital and general corporate purposes. During an interim period ending on either September 30, 2010, if the Company is in compliance with end of 2010 leverage ratio requirements, or December 31, 2010 (the “Interim Period”), the revolving credit facility has a sublimit of $31,500 for revolving loans, with the proceeds thereof to be used only to pay the purchase price on the Company’s 6.5% Senior Convertible Notes (the “6.5% Notes”) due 2012, as a result of any holder thereof exercising its right to require the Company to purchase such notes. Thereafter, the revolving credit facility will have a sublimit of $150,000 for revolving loans.
The Company is able to utilize 100 percent of the revolving credit facility to obtain letters of credit, including during the Interim Period. As of December 31, 2010, the Company did not have any outstanding borrowings under the revolving credit facility.
Interest payable under the 2010 Credit Agreement is determined by the loan type. Base rate loans require annual interest payments equal to the adjusted base rate plus the applicable margin for base rate loans. The adjusted base rate is equal to the highest of (a) the Prime Rate in effect for such day, (b) the sum of the Federal Funds Effective Rate in effect for such day plus 1/2 of 1.0% per annum, (c) the sum of the Prime, London Inter-Bank Offered Rate (“LIBOR”) or Eurocurrency Rate in effect for such day with a maturity of one month plus 1.0% per annum and (d) with respect to Term Loans only is 3.0% per annum. The applicable margin for base rate loans is 6.50% per annum for Term Loans and 3.25% per annum for revolving advances during the Interim Period or following the Interim Period, a fixed margin based on the Company’s leverage ratio. Eurocurrency rate loans require annual interest payments equal to the Eurocurrency Rate plus the applicable margin for Eurocurrency rate loans. The Eurocurrency Rate is equal to the LIBOR rate in effect for such day, subject to a 2.0% floor for Term Loans only. The applicable margin for Eurocurrency rate loans is 7.50% per annum for Term Loans and 4.25% per annum for revolving advances during the Interim Period or following the Interim Period, a fixed margin based on the Company’s leverage ratio. As of December 31, 2010, the interest rate on the Term Loan (currently a Eurocurrency rate loan) was 9.5%. Interest payments on the Eurocurrency rate loans are payable in arrears on the last day of such interest period, and, in the case of interest periods of greater than three months, on each business day which occurs at three month intervals from the first day of such interest period. Interest payments on base rate loans are payable quarterly in arrears on the last business day of each calendar quarter. Additionally, the Company is required under the terms of the 2010 Credit Agreement to maintain in effect one or more hedging arrangements to fix or otherwise limit the interest cost with respect to at least 50 percent of the aggregate outstanding principal amount of the Term Loan.
The Term Loan was issued at a discount such that the funded portion was equal to 94 percent of the principal amount of the Term Loan. Accordingly, the Company recognized an $18,000 discount on the Term Loan that is being amortized over the four-year term of the Term Loan.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
The 2010 Credit Facility is secured by substantially all of the assets of WUSH, the Company and the other Guarantors. The 2010 Credit Agreement prohibits the Company from paying cash dividends on its common stock.
The 2010 Credit Agreement includes customary affirmative and negative covenants, including:
•	maintenance of a minimum interest coverage ratio;
•	maintenance of a maximum total leverage ratio;
•	maintenance of a minimum tangible net worth amount;
•	maintenance of a minimum consolidated EBITDA and a minimum cash balance during the Interim Period;
•	limitations on capital expenditures during the Interim Period, $60,000, and the greater of $70,000 or 25% of EBITDA thereafter;
•	limitations on indebtedness;
•	limitations on liens;
•	limitations on certain asset sales and dispositions; and
•	limitations on certain acquisitions and asset purchases if certain liquidity levels are not maintained.
A default under the 2010 Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants under the 2010 Credit Agreement, a failure to make payments when due under the 2010 Credit Agreement, a failure to make payments when due in respect of, or a failure to perform obligations relating to, debt obligations in excess of $15,000, a change of control of the Company and certain insolvency proceedings. A default under the 2010 Credit Agreement would permit Crédit Agricole and the Lenders to terminate their commitment to make cash advances or issue letters of credit, require the immediate repayment of any outstanding cash advances with interest and require the cash collateralization of outstanding letter of credit obligations. As of December 31, 2010 the Company was in compliance with all covenants under this agreement.
Incurred unamortized debt issue costs associated with the creation of the 2010 Credit Agreement are $16,213. These debt issue costs are included in “Other assets” at December 31, 2010. These costs will be amortized to interest expense over the three and four-year terms of the revolving credit facility and Term Loan, respectively.
On March 4, 2011, the Company amended its 2010 Credit Agreement (the “Amendment”). The Amendment allows the Company to make certain dispositions of equipment, real estate and business units. In most cases, proceeds from these dispositions would be required to pay down the existing Term Loan made pursuant to the 2010 Credit Agreement. Financial covenants and associated definitions, such as Consolidated EBITDA, were also amended to permit the Company to carry out its business plan and to clarify the treatment of certain items. The Company agreed to limit its revolver borrowings under the 2010 Credit Agreement to $25,000, with the exception of proceeds from revolving borrowings used to make any payments in respect of the Convertible Senior Notes until the Company’s total leverage ratio is 3.0 to 1.0 or less. However, the Amendment does not change the limit on obtaining letters of credit. The Amendment also modifies the definition of Excess Cash Flow to include proceeds from the TransCanada Pipeline Arbitration (see Note 16 — Contingencies, Commitments and Other Circumstances — Facility Construction Project Termination), which would require the Company to use all or a portion of such proceeds to further pay down the Term Loan in the following fiscal year of receipt. For prepayments made with Net Debt Proceeds or Equity Issuance Proceeds (as those terms are defined in the 2010 Credit Agreement), the Amendment requires a prepayment premium of 4% of the principal amount of the Term Loans prepaid before December 31, 2011 and 1% of the principal amount of the Term Loans prepaid on and after December 31, 2011 but before December 31, 2012. Premiums for prepayments made with proceeds other than Net Debt Proceeds or Equity Issuance Proceeds remain the same as set forth under the 2010 Credit Agreement.
In connection with the Amendment, the Company incurred fees of $4,743 and $376 related to lender fees and third party legal costs, respectively, in the first quarter of 2011. Based on the FASB’s accounting standard on debt modifications, the Company has capitalized lender fees and will amortize them over the three and four-year terms of the revolving credit facility and Term Loan, respectively. Based on the same standard, the third party legal fees were expensed as incurred during the first quarter of 2011.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
2007 Credit Facility
On November 20, 2007, the Company entered into a credit agreement (the “Credit Agreement”), among WUSH as borrower, the Company and certain of its subsidiaries as guarantors (collectively, the “Loan Parties”), and a group of lenders (the “Lenders”) led by Calyon New York Branch (“Calyon”). The Credit Agreement provided for a three-year senior secured $150,000 revolving credit facility maturing in November 2010 (the “2007 Credit Facility”). The Company was able to utilize 100 percent of the 2007 Credit Facility to obtain performance letters of credit and 33.3 percent (or $50,000) of the facility for cash advances for general corporate purposes and financial letters of credit. The 2007 Credit Facility was secured by substantially all of the assets of the Company, including those of the Loan Parties, as well as a pledge of 100 percent of the equity interests of WUSH and each of the Company’s other material U.S. subsidiaries and 65.0 percent of the equity interests of Willbros Global Holdings, Inc. On July 1, 2010, the 2007 Credit Facility was terminated in connection with the acquisition of InfrastruX and replaced with the new 2010 Credit Agreement.
6.5% Senior Convertible Notes
In December 2005, the Company completed a private placement of $65,000 aggregate principal amount of its 6.5% Notes, pursuant to a purchase agreement (the “Purchase Agreement”). During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their options to purchase an additional $19,500 aggregate principal amount of the 6.5% Notes. The primary offering and the purchase option of the 6.5% Notes totaled $84,500.
The 6.5% Notes are governed by an indenture by and among the Company, as issuer, WUSH, as guarantor, and Bank of Texas, N.A. (as successor to the original trustee), as Trustee (the “Indenture”), and were issued under the Purchase Agreement by and among the Company and the initial purchasers of the 6.5% Notes (the “Purchasers”), in a transaction exempt from the registration requirements of the Securities Act. The 6.5% Notes are convertible into shares of the Company’s common stock at a conversion rate of 56.9606 shares of common stock per $1,000 principal amount of notes representing a conversion price of approximately $17.56 per share. If all notes had been converted to common stock at December 31, 2010, 1,825,587 shares would have been issuable based on the principal amount of the 6.5% Notes which remain outstanding, subject to adjustment in certain circumstances. The 6.5% Notes are general senior unsecured obligations. Interest is due semi-annually on June 15 and December 15, and began on June 15, 2006.
The 6.5% Notes mature on December 15, 2012 unless the notes are repurchased or converted earlier. The Company does not have the right to redeem the 6.5% Notes prior to maturity. Upon maturity, the principal amount plus the accrued interest through the day prior to the maturity date is payable only in cash. The holders of the 6.5% Notes had the right to require the Company to purchase the 6.5% Notes for cash, including unpaid interest, on December 15, 2010. None of the 6.5% Notes were surrendered for purchase pursuant to the put option. Accordingly, the 6.5% Notes remain outstanding as of December 31, 2010 and continue to be subject to the terms and conditions of the Indenture governing the 6.5% Notes. Following the expiration of this put option, an aggregate principal amount of $32,050 remains outstanding (net of $0 discount) and has been classified as long-term and included within “Long-term debt” on the Consolidated Balance Sheet at December 31, 2010. The holders of the 6.5% Notes also have the right to require the Company to purchase the 6.5% Notes for cash upon the occurrence of a fundamental change, as defined in the Indenture. In addition to the amounts described above, the Company will be required to pay a “make-whole premium” to the holders of the 6.5% Notes who elect to convert their notes into the Company’s common stock in connection with a fundamental change. The make-whole premium is payable in additional shares of common stock and is calculated based on a formula with the premium ranging from 0.0 percent to 28.0 percent depending on when the fundamental change occurs and the price of the Company’s stock at the time the fundamental change occurs.
Upon conversion of the 6.5% Notes, the Company has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. Under the Indenture, the Company is required to notify holders of the 6.5% Notes of its method for settling the principal amount of the 6.5% Notes upon conversion. This notification, once provided, is irrevocable and legally binding upon the Company with regard to any conversion of the 6.5% Notes. On March 21, 2006, the Company notified holders of the 6.5% Notes of its election to satisfy its conversion obligation with respect to the principal amount of any 6.5% Notes surrendered for conversion by paying the holders of such surrendered 6.5% Notes 100 percent of the principal conversion obligation in the form of common stock of the Company. Until the 6.5% Notes are surrendered for conversion, the Company will not be required to notify holders of its method for settling the excess amount of the conversion obligation relating to the amount of the conversion value above the principal amount, if any. In the event of a default of $10,000 or more on any credit agreement, including the 2010 Credit Facility and the 2.75% Notes, a corresponding event of default would result under the 6.5% Notes.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
A covenant in the indenture for the 6.5% Notes prohibits the Company from incurring any additional indebtedness if its consolidated leverage ratio exceeds 4.00 to 1.00. As of December 31, 2010, this covenant would not have precluded the Company from borrowing under the 2010 Credit Facility.
On March 10, 2010, the Company entered into Consent Agreements (the “Consent Agreements”) with Highbridge International LLC, Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, IAM Mini-Fund 14 Limited, HFR Combined Master Trust and Wolverine Convertible Arbitrage Trading Limited (the “Consenting Holders”), who collectively held a majority of the $32,050 in aggregate principal amount outstanding of the 6.5% Notes. Pursuant to the Consent Agreements, the Consenting Holders consented to modifications and amendments to the Indenture substantially in the form and substance set forth in a third supplemental indenture (the “Third Supplemental Indenture”) to the indenture for the 6.5% Notes. The Third Supplemental Indenture initially provided, among other things, for an amendment to Section 6.13 of the Indenture so that certain restrictions on the Company’s ability to incur indebtedness would not be applicable to the borrowing by the Company of an amount not to exceed $300,000 under a new credit facility to be entered into in connection with the acquisition of InfrastruX.
On May 10, 2010, the Company entered into an Amendment to Consent Agreement (the “Amendment”) with the Consenting Holders. Pursuant to the Amendment, the Consenting Holders consented to modifications to the Third Supplemental Indenture to clarify that certain restrictions on the Company’s ability to incur indebtedness would not be applicable to certain borrowings by the Company to acquire InfrastruX regardless of whether the borrowing consisted of a term loan under a new credit agreement, a new series of notes or bonds or a combination thereof.
The Company is required to separately account for the debt and equity components of the 6.5% Notes in a manner that reflects its nonconvertible debt borrowing rate at the time of issuance. The difference between the fair value and the principal amount was recorded as a debt discount and as a component of equity. The debt and equity components recognized for the Company’s 6.5% Notes were as follows:

	December 31,
	2010	2009
Principal amount of 6.5% Notes	$32,050	$32,050
Unamortized discount	—	(600)

Net carrying amount	$32,050	$31,450

Additional paid-in capital	$3,131	$3,131

The amount of interest expense recognized and effective interest rate related to this debt for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Year Ended December 31,
	2010	2009	2008

Contractual coupon interest	$2,083	$2,083	$2,083
Amortization of discount	600	552	507

Interest expense	$2,683	$2,635	$2,590

Effective interest rate	8.46%	8.46%	8.46%

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
2.75% Convertible Senior Notes
In 2004, the Company completed a primary offering of $60,000 of 2.75% Convertible Senior Notes (the “2.75% Notes”). Also, in 2004, the initial purchasers of the 2.75% Notes exercised their option to purchase an additional $10,000 aggregate principal amount of the 2.75% Notes. The primary offering and purchase option of the 2.75% Notes totaled $70,000. The 2.75% Notes are general senior unsecured obligations. Interest is paid semi-annually on March 15 and September 15, and began on September 15, 2004. The 2.75% Notes mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. Upon maturity, the principal amount plus the accrued interest through the day prior to the maturity date is payable only in cash. The indenture for the 2.75% Notes originally provided that the Company could redeem the 2.75% Notes for cash on or after March 15, 2011, at 100 percent of the principal amount of the notes plus accrued interest. The holders of the 2.75% Notes have the right to require the Company to purchase the 2.75% Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2014 and 2019, the Company has the option of providing its common stock in lieu of cash, or a combination of common stock and cash to fund purchases. Based on the uncertainty surrounding the future economic conditions, the Company is unable to estimate the probability of future repurchases of the 2.75% Notes on March 15, 2011. Accordingly, all $58,675 (net of $682 discount) has been classified as short-term and included within “Notes payable and current portion of other long-term debt” on the Consolidated Balance Sheet at December 31, 2010.
Accrued interest on the notes on all three put dates can only be paid in cash. Upon the occurrence of a fundamental change, as defined by the Indenture, the holders of the 2.75% Notes have the right to require the Company to purchase the 2.75% Notes for cash, in addition to a “make-whole premium” that is payable in cash or in additional shares of common stock. The holders of the 2.75% Notes may, under certain circumstances, convert the notes into shares of the Company’s common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000.00 principal amount of notes representing a conversion price of approximately $19.47 per share and resulting in 3,048,642 shares at December 31, 2010 based on the principal amount of the 2.75% Notes which remain outstanding, subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company’s common stock exceeds 120.0 percent of the then current conversion price, or $23.36 per share, based on the initial conversion price. In the event of a default under any Company credit agreement other than the indenture covering the 2.75% Notes, (1) in which the Company fails to pay principal or interest on indebtedness with an aggregate principal balance of $10,000 or more; or (2) in which indebtedness with a principal balance of $10,000 or more is accelerated, an event of default would result under the 2.75% Notes.
An indenture amendment extended the initial date on or after which the 2.75% Notes may be redeemed by the Company to March 15, 2013 from March 15, 2011 for cash at 100 percent of the principal amount of the notes plus accrued interest. In addition, a new provision was added to the indenture which requires the Company, in the event of a “fundamental change” which is a change of control event in which 10.0 percent or more of the consideration in the transaction consists of cash to make a coupon make-whole payment equal to the present value (discounted at the U.S. treasury rate) of the lesser of (a) two years of scheduled payments of interest on the 2.75% Notes or (b) all scheduled interest on the 2.75% Notes from the date of the transaction through March 15, 2013.
On November 29, 2007, a holder exercised its right to convert, converting $1,832 in aggregate principal amount of the 2.75% Notes into 102,720 shares of the Company’s common stock. In connection with the conversion, the Company expensed a proportionate amount of its debt issue costs resulting in additional period interest expense of $47. On March 20, 2008, a holder exercised its right to convert, converting $7,980 in aggregate principal amount of the 2.75% Notes into 443,913 shares of the Company’s common stock. In connection with the conversion, the Company expensed a proportionate amount of its debt issuance costs resulting in additional period interest expense of $187.
The Company is required to separately account for the debt and equity components of the 2.75% Notes in a manner that reflects its nonconvertible debt borrowing rate at the time of issuance. The difference between the fair value and the principal amount was recorded as a debt discount and as a component of equity.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
The debt and equity components recognized for the Company’s 2.75% Notes were as follows:

	December 31,
	2010	2009
Principal amount of 2.75% Notes	$59,357	$59,357
Unamortized discount	(682)	(3,286)

Net carrying amount	$58,675	$56,071

Additional paid-in capital	$14,235	$14,235

At December 31, 2010, the unamortized discount had a remaining recognition period of approximately 3 months.
The amount of interest expense recognized and effective interest rate related to this debt for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Year Ended December 31,
	2010	2009	2008
Contractual coupon interest	$1,632	$1,632	$1,672
Amortization of discount	2,604	2,419	2,298

Interest expense	$4,236	$4,051	$3,970

Effective interest rate	7.40%	7.40%	7.40%
Based on information received from BOKF, NA dba Bank of Texas, as paying agent for the 2.75% Notes, the Company announced on March 14, 2011, that all of the 2.75% Notes, with an aggregate principal amount of $59,357, were validly surrendered and not withdrawn pursuant to the option of the holders of the 2.75% Notes to require the Company to purchase on March 15, 2011, all or a portion of such holders’ 2.75% Notes. The Company will draw down under its revolving credit facility to fund the purchase of the 2.75% Notes. All remaining unamortized discount will be expensed during the first quarter of 2011.
Capital Leases
The Company has entered into multiple capital lease agreements to acquire various construction equipment which have a weighted average of interest paid of 5.9 percent. Assets held under capital leases at December 31, 2010 and 2009 are summarized below:

	December 31,
	2010	2009

Construction equipment	$13,706	$23,475
Transportation equipment	9,665	1,895
Furniture and equipment	1,885	1,911

Total assets held under capital lease	25,256	27,281
Less: accumulated depreciation.	(10,759)	(9,800)

Net assets under capital lease	$14,497	$17,481

The following are the minimum lease payments for assets financed under capital lease arrangements as of December 31, 2010:

Fiscal year:
2011	$6,212
2012	4,310
2013	1,293
2014	49
Thereafter	—

Total minimum lease payments under capital lease obligations	11,864
Less: future interest expense	(752)

Net minimum lease payments under capital leases obligations	11,112
Less: current portion of net minimum lease payments	(5,371)

Long-term net minimum lease payments	$5,741

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
10. Long-term Debt (continued)
Maturities
The maturities of long-term debt obligations as of December 31, 2010 are as follows:

Fiscal year:
2011	$74,357
2012	47,050
2013	15,000
2014	254,250

$390,657

Other Obligations
The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $6,541 at December 31, 2010. There were no outstanding borrowings made under these facilities at December 31, 2010 or 2009.
11. Retirement Benefits
The Company has defined contribution plans that are funded by participating employee contributions and the Company. The Company matches employee contributions, up to a maximum of four percent of salary, in the form of cash. The Company match was suspended in May 2009 through December 2009 for all U.S. based plans. Company contributions for the plans were $2,949, $1,435 and $3,069 in 2010, 2009 and 2008, respectively.
After the Company’s acquisition of InfrastruX, the Company is subject to collective bargaining agreements with various unions. As a result, the Company participates with other companies in the unions’ multi-employer pension and other postretirement benefit plans. These plans cover all employees who are members of such unions. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. The Company has no intention to withdraw from these plans. The plans do not maintain information on the net assets and actuarial present value of the plans’ unfunded vested benefits allocable to the Company. As such, the amount, if any, for which the Company may be contingently liable, is not ascertainable at this time. Contributions to all union multi-employer pension and other postretirement plans by the Company were $26,972, $6,367 and $7,333 as of December 31, 2010, 2009 and 2008.
12. Income Taxes
The Company is domiciled in the United States and operates primarily in the U.S., Canada, and Oman. These countries have different tax regimes and tax rates which affect the consolidated income tax provision of the Company and its effective tax rate. Moreover, losses from one country generally cannot be used to offset taxable income from another country and some expenses incurred in certain tax jurisdictions receive no tax benefit thereby affecting the effective tax rate.
Income (loss) before income taxes consists of:

	Year Ended December 31,
	2010	2009	2008
Other countries	$(5,243)	$20,608	$37,735
United States	(62,671)	10,511	31,264

	(67,914)	31,119	68,999
Oman noncontrolling interest	1,207	1,868	1,666

	$(66,707)	$32,987	$70,665

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
12. Income Taxes (continued)
Provision for income taxes by country consist of:

	Year Ended December 31,
	2010	2009	2008
Current provision:
Other countries	$4,725	$7,321	$1,214
United States:
Federal	(12,152)	2,648	32,188
State	2,112	921	6,159

	(5,315)	10,890	39,561

Deferred tax expense (benefit):
Other countries	(7,419)	(2,705)	8,808
United States	(22,648)	1,607	(22,577)

	(30,067)	(1,098)	(13,769)

Total provision (benefit) for income taxes(1)	$(35,382)	$9,792	$25,792

(1)
The total provision for income taxes excludes net adjustments related to unrecognized tax benefits of $(768), $(1,058) and $150 for 2010, 2009 and 2008, respectively, as a result of the adoption of the FASB’s standard regarding the recognition of tax benefits.

The provision for income taxes has been determined based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The Company and its subsidiaries operating in the United States are subject to federal income tax rates up to 35 percent and varying state income tax rates and methods of computing tax liabilities. The Company’s principal international operations are in Canada and Oman. The Company’s subsidiaries in Canada and Oman are subject to corporate income tax rates of 28 percent and 12 percent, respectively. The Company did not have any non-taxable foreign earnings from tax holidays for taxable years 2008 through 2010.
As required by the FASB’s standard on income taxes-special areas, the Company has analyzed its operations in the U.S., Canada, and Oman. The Company’s current operating strategy is to reinvest any earnings of its operations internationally rather than to distribute dividends to the U.S. parent or its U.S. affiliates. No dividends were paid from foreign operations to Willbros Group, Inc. or its domestic subsidiaries during 2010.
However, if the Company does repatriate cash from foreign operations to the United States, then current earnings and profits of approximately $52,153 could be construed as a taxable dividend, subject to federal income tax rates up to 35 percent. This would be a current tax expense.
In addition, although we have no intention of selling our primary international holding company, a deferred tax liability of approximately $34,125 would be required to be recorded in the event such sale were to take place.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
12. Income Taxes (continued)
A reconciliation of the differences between the provision for income tax computed at the appropriate statutory rates and the reported provision for income taxes is as follows. For 2008, the Company was domiciled in Panama, which has no corporate income tax. For 2009 and 2010, the Company was domiciled in the U.S., which has a 35.0 percent statutory tax rate.

	2010	2009	2008
Taxes on earnings at statutory rate in domicile of parent company	$(23,769)	$9,803	$—
Earnings taxed at rates less or greater than parent company rates:
United States	—	—	12,099
Other countries	(1,160)	(1,857)	10,615
State income taxes, net of U.S. federal benefit	(1,560)	506	2,091
Contingent earnout	(15,869)	—	—
Per diem	1,462	1,358	813
Acquisition costs	1,208	—	—
Other permanent items	1,667	210	1,334
Foreign rate changes	(14)	—	(1,461)
Changes in provision for unrecognized tax positions:
Statute expirations and tax authority settlements	(1,552)	(1,945)	(725)
Other changes in unrecognized tax positions	621	914	875
Change in valuation allowance	16	(301)	301
Stock-based compensation deferred tax asset write-off	3,865	—	—
Other	(1,065)	46	—

Total provision (benefit) for income taxes	$(36,150)	$8,734	$25,942

Upon adoption of the FASB’s standard on the recognition of tax benefits in 2007, the Company recorded a $6,369 charge to beginning stockholders’ equity for unrecognized tax positions. During 2010, the Company recognized $1,552 of previously recorded unrecognized tax benefits due to the expiration of the statute of limitations for purposes of assessment and the resolution of certain audits. The Company accrued new uncertain tax positions in the amount of $34. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2010	$5,512
Change in measurement of existing tax positions related to expiration of statute of limitations	(1,552)
Additions based on tax positions related to the current year	34
Additions based on tax positions related to prior years	586
Foreign exchange difference related to Canadian operations	286

Balance at December 31, 2010	$4,866

The $4,866 of unrecognized tax benefits will impact the Company’s effective tax rate if ultimately recognized. The amount of unrecognized tax benefits reasonably possible to be recognized during 2011 is approximately $0. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the twelve months ended December 31, 2010, the Company has recognized $223 in interest expense. Interest and penalties are included in the table above, in addition to the effects of the changes in foreign currency that are included in other comprehensive income.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
12. Income Taxes (continued)
The Company has a total net tax liability equal to $24,615 (excluding uncertain tax positions). The increase in the Company’s deferred tax liability resulted primarily from the acquisition of InfrastruX, and the associated difference between the fair market value of the acquired assets and the carryover basis that is recorded for tax purposes in a stock acquisition. The net tax liability of $24,615 is comprised of prepaid taxes or tax refunds in the amount of $29,341 recorded in the Company’s prepaid expenses, accrued income taxes of $2,356 currently owed to various federal and state/provincial tax authorities, and a deferred income tax liability of $51,600 which represents the difference in book and tax basis of property, goodwill, and intangible assets. The Company has recorded a $9,864 payable to the seller of InfrastruX for tax refunds incurred prior to the change of ownership on July 1, 2010, and this amount is included in the aggregate amount of $29,341 expected tax refunds.
The principal components of the Company’s net deferred tax assets (liabilities) are:

	December 31,
	2010	2009
Deferred tax assets:
Current:
Accrued vacation	$2,609	$1,118
Allowance for doubtful accounts	1,825	656
Estimated loss	1,162	421
Other	5,408	680

	11,004	2,875

Non-current:
Deferred compensation	5,172	3,414
Goodwill impairment	—	20,166
U.S. tax net operating loss carry forwards	11,080	694
State tax net operating loss carry forwards	7,303	183
Other	185	577

Gross deferred tax assets	23,740	25,034
Valuation allowance	(7,170)	—

Deferred tax assets, net of valuation allowance	27,574	27,909

Deferred tax liabilities:
Current:
Prepaid expenses	(1,616)	(1,001)
Partnership tax deferral	(1,538)	(5,071)

	(3,154)	(6,072)

Non-current:
Unbilled profit/retainage	(599)	(3,972)
Bond discount amortization	(3,674)	(1,540)
Depreciation	(43,507)	(5,844)
Goodwill & intangibles	(28,240)	—

Deferred tax liabilities	(79,174)	(17,428)

Net deferred tax assets (liabilities)	$(51,600)	$10,481

The net deferred tax assets (liabilities) by geographical location are as follows:

	December 31,
	2010	2009
United States	$(48,068)	$20,802
Other countries	(3,532)	(10,321)

Net deferred tax assets (liabilities)	$(51,600)	$10,481

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
12. Income Taxes (continued)
The ultimate realization of deferred tax assets related to net operating loss carry forwards (including state net operating loss carry forwards) is dependent upon the generation of future taxable income in a particular tax jurisdiction during the periods in which the use of such net operating losses are allowed. The Company considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment.
At December 31, 2010, the Company has remaining U.S. federal net operating loss carry forwards of $70,915 and state net operating loss carry forwards of $143,292. The Company inherited $32,732 of the U.S. federal net operating loss carry forwards and $140,649 of the state net operating loss carry forwards from the acquisition of InfrastruX under the attribution rules of Internal Revenue Code Section 381. Due to the change in ownership of InfrastruX at July 1, 2010, the inherited federal loss carry forwards are limited by Section 382 of the Internal Revenue Code to the value of the stock of InfrastruX immediately prior to the ownership change multiplied by the highest of the adjusted federal long-term rates in effect for July 2010 and the prior two months. The Company does not believe that the annual Section 382 limitation of $19,480 will impact the utilization of the inherited federal net operating loss carry forwards due to the projected utilization of the federal loss carry forwards in future years.
The Company’s U.S. federal net operating losses expire beginning in 2013. A state net operating loss generally expires 20 years after the period in which the net operating loss was incurred. Based upon carrybacks available to the Company, tax planning strategies, reversals of existing temporary differences, and projections for future taxable income over the periods in which the net operating losses can be utilized to offset taxable income, the Company believes that it will realize a tax benefit of $12,600 in 2011 from the carryback of approximately $36,130 of these losses to 2008.
InfrastruX has state net operating loss carry forwards of $140,649 on which a deferred tax asset of $7,170 is offset by a valuation allowance of $7,170. There was a change to the valuation allowance of $16 for the year ended December 31, 2010 owing to the continued losses of one of the InfrastruX subsidiaries in a state jurisdiction.
13. Stockholders’ Equity
The information contained in this note pertains to continuing and discontinued operations.
Stock Ownership Plans
In May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the “1996 Plan”) with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the “Director Plan”) with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors. The number of shares authorized for issuance under the 1996 Plan, and the Director Plan, was increased to 4,825,000 and 225,000, respectively, by stockholder approval. The Director Plan expired August 16, 2006. In 2006, the Company established the 2006 Director Restricted Stock Plan (the “2006 Director Plan”) with 50,000 shares authorized for issuance to grant shares of restricted stock and restricted stock rights to non-employee directors. The number of shares authorized for issuance under the 2006 Director Plan was increased in 2008 to 250,000 by stockholder approval.
On May 26, 2010, the Company established the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (“2010 Plan”) with 2,100,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company. All future grants of stock awards to key employees will be made through the 2010 Plan. On May 26, 2010, the 1996 Plan was frozen, with the exception of normal vesting, forfeiture and other activity associated with awards previously granted under the 1996 Plan. At December 31, 2010, the 2010 plan had 1,883,073 shares available for grant.
RSU’s and options granted to employees vest generally over a three to four year period. Options granted under the 2010 Plan expire ten years subsequent to the grant date. Upon stock option exercise, common shares are issued from treasury stock. Options granted under the Director Plan are fully vested. Restricted stock and restricted stock rights granted under the 2006 Director Plan vest one year after the date of grant. At December 31, 2010, the 2006 Director Plan had 121,711 shares available for grant. For RSU’s granted prior to March of 2009, certain provisions allow for accelerated vesting upon eligible retirement. Additionally, certain provisions allow for accelerated vesting in the event of involuntary termination not for cause or a change of control of the Company. During the years ended December 31, 2010, 2009 and 2008, $669, $3,683 and $1,001, respectively, of compensation expense was recognized due to accelerated vesting of RSU’s due to retirements and separation from the Company.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
13. Stockholders’ Equity (continued)
Share-based compensation related to RSU’s is recorded based on the Company’s stock price as of the grant date. Expense from both stock options and RSU’s totaled $8,404, $13,231 and $11,652, respectively, for the years ended December 31, 2010, 2009 and 2008.
The Company determines fair value of stock options as of its grant date using the Black-Scholes valuation method. No options were granted during the years ended December 31, 2010, 2009 or 2008.
The Company’s stock option activity and related information consist of:

	Year Ended December 31,
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	257,750	$15.91	333,750	$15.47	418,750	$14.96
Granted	—	—	—	—	—	—
Exercised	—	—	(17,500)	10.77	(53,000)	12.90
Forfeited or expired	(30,000)	20.65	(58,500)	14.93	(32,000)	13.12

Outstanding, end of year	227,750	$15.28	257,750	$15.91	333,750	$15.47

Exercisable at end of year	207,750	$15.02	220,250	$15.34	261,250	$14.50

As of December 31, 2010, the aggregate intrinsic value of stock options outstanding and stock options exercisable was $128 and $128, respectively. The weighted average remaining contractual term of outstanding options is 4.29 years and the weighted average remaining contractual term of the exercisable options is 4.21 years at December 31, 2010. The total intrinsic value of options exercised was $0, $81 and $1,284 during the years ended December 31, 2010, 2009 and 2008, respectively. There was no material tax benefit realized related to those exercises. The total fair value of options vested during the years ended December 31, 2010, 2009 and 2008 was $87, $247 and $322, respectively.
The Company’s nonvested options at December 31, 2010 and the changes in nonvested options during the year ended December 31, 2010 are as follows:

		Weighted-
		Average Grant-
	Shares	Date Fair Value
Nonvested, beginning of year	37,500	$7.23
Granted	—	—
Vested	(12,500)	6.99
Forfeited or expired	(5,000)	9.69

Nonvested, end of year	20,000	$6.77

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
13. Stockholders’ Equity (continued)
The Company’s RSU activity and related information consist of:

	Year Ended December 31,
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant-Date		Grant-Date		Grant-Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Outstanding, beginning of year	859,248	$22.38	840,342	$32.89	548,688	$20.89
Granted	635,849	11.39	545,307	9.95	635,314	38.24
Vested, shares released	(580,369)	23.97	(473,406)	27.02	(249,661)	21.50
Forfeited	(25,875)	20.23	(52,995)	19.89	(93,999)	29.00

Outstanding, end of year	888,853	$13.54	859,248	$22.38	840,342	$32.89

The total fair value of RSU’s vested during the years ended December 31, 2010, 2009 and 2008 was $13,911, $12,791 and $5,367, respectively.
As of December 31, 2010, there was a total of $8,257 of unrecognized compensation cost, net of estimated forfeitures, related to all nonvested share-based compensation arrangements granted under the Company’s stock ownership plans. That cost is expected to be recognized over a weighted-average period of 2.14 years.
Warrants to Purchase Common Stock
In 2006, the Company completed a private placement of equity to certain accredited investors pursuant to which the Company issued and sold 3,722,360 shares of the Company’s common stock resulting in net proceeds of $48,748. In conjunction with the private placement, the Company also issued warrants to purchase an additional 558,354 shares of the Company’s common stock. Each warrant is exercisable, in whole or in part, until 60 months from the date of issuance. A warrant holder may elect to exercise the warrant by delivery of payment to the Company at the exercise price of $19.03 per share, or pursuant to a cashless exercise as provided in the warrant agreement. The fair value of the warrants was $3,423 on the date of the grant, as calculated using the Black-Scholes option-pricing model. There were 536,925 warrants outstanding at December 31, 2010 and 2009.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
14. Income (Loss) Per Common Share
Basic and diluted income (loss) per common share is computed as follows:

	Year Ended December 31,
	2010	2009	2008
Income (loss) from continuing operations	$(30,557)	$24,253	$44,723
Less: Income attributable to noncontrolling interest	(1,207)	(1,817)	(1,836)

Net income (loss) from continuing operations attributable to Willbros Group, Inc. (numerator for basic calculation)	(31,764)	22,436	42,887
Add: Interest and debt issuance costs associated with convertible notes	—	—	—

Net income (loss) from continuing operations applicable to common shares (numerator for diluted calculation)	$(31,764)	$22,436	$42,887

Weighted average number of common shares outstanding for basic income per share	43,013,934	38,687,594	38,269,248
Weighted average number of potentially dilutive common shares outstanding	—	195,483	494,919

Weighted average number of common shares outstanding for diluted income per share	43,013,934	38,883,077	38,764,167

Income (loss) per common share from continuing operations:
Basic	$(0.74)	$0.58	$1.12

Diluted	$(0.74)	$0.58	$1.10

The Company has excluded shares potentially issuable under the terms of use of the securities listed below from the number of potentially dilutive shares outstanding as the effect would be anti-dilutive:

	Year Ended December 31,
	2010	2009	2008
2.75% Convertible Senior Notes	3,048,642	3,048,642	3,146,205
6.5% Senior Convertible Notes	1,825,587	1,825,587	1,825,587
Stock options	185,397	185,000	272,750
Warrants to purchase common stock	536,925	536,925	536,925
Restricted stock and restricted stock rights	343,905	—	—

	5,940,456	5,596,154	5,781,467

In accordance with the FASB’s standard on earnings per share — contingently convertible instruments, the shares issuable upon conversion of the convertible notes would have been included in diluted income (loss) per share, if those securities were dilutive, regardless of whether the Company’s stock price was greater than or equal to the conversion prices of $17.56 and $19.47, respectively. However, these securities are only dilutive to the extent that interest per weighted average convertible share does not exceed basic earnings per share. For the year ended December 31, 2010, the related interest per convertible share associated with the 2.75% Convertible Senior Notes and the 6.5% Senior Convertible Notes exceeded basic earnings per share for the current period. As such, those shares have not been included in the computation of diluted earnings per share. During 2008, there were 443,913 shares issued upon conversion of the convertible notes.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Segment Information
The Company’s segments are strategic business units that are defined by the industry segments served and are managed separately as each has different operational requirements and strategies. Prior to the InfrastruX acquisition, the Company operated through two business segments: Upstream Oil & Gas and Downstream Oil & Gas. These segments operate primarily in the United States, Canada, and Oman. On July 1, 2010, the Company closed on the acquisition of InfrastruX. InfrastruX is a provider of electric power and natural gas transmission and distribution maintenance and construction solutions to customers from their regional operating centers in the South Central, Midwest and East Coast regions of the United States. This acquisition significantly diversifies the Company’s capabilities and end markets. InfrastruX has been designated as a newly established segment: Utility T&D. Management evaluates the performance of each operating segment based on operating income. Corporate operations include the executive management, general, administrative, and financing functions of the organization. The costs to provide these services are allocated, as are certain other corporate assets, among the three operating segments. There were no material inter-segment revenues in the periods presented.
At the beginning of the third quarter of 2009, the Company acquired the engineering business of Wink. In anticipation of this acquisition, in the second quarter of 2009, the Company redefined its business segments from Engineering, Upstream Oil & Gas and Downstream Oil & Gas to two segments by integrating the existing Engineering segment into the Upstream Oil & Gas segment and Wink into the Downstream Oil & Gas segment. The Company believes the inclusion of engineering services within each segment improves internal connectivity by providing dedicated, specialized engineering services to both the upstream and downstream markets. Additionally, in the third quarter of 2009, the Company’s compressor/pump station construction business that was previously included in the Downstream Oil & Gas segment was moved to the Upstream Oil & Gas segment. The financial results for this business have been reclassified for all periods presented here into the Upstream Oil & Gas segment.
The tables below reflect the Company’s operations by reportable segment for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31, 2010
	Upstream	Downstream
	Oil & Gas	Oil & Gas	Utility T&D	Consolidated

Revenue	$573,796	$301,104	$317,512	$1,192,412
Operating expenses	562,082	316,319	343,967	1,222,368
Goodwill impairment	—	60,000	—	60,000
Change in fair value of contingent earnout liability	—	—	—	(45,340)

Operating income (loss)	$11,714	$(75,215)	$(26,455)	(44,616)

Other expense				(22,091)
Provision (benefit) for income taxes				(36,150)

Loss from continuing operations				(30,557)
Loss from discontinued operations net of provision for income taxes				(5,272)

Loss from continuing and discontinued operations				(35,829)
Less: Income attributable to noncontrolling interest				(1,207)

Net loss attributable to Willbros Group, Inc.				$(37,036)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Segment Information (continued)

	Year Ended December 31, 2009
	Upstream	Downstream
	Oil & Gas	Oil & Gas	Utility T&D	Consolidated

Revenue	$982,523	$277,250	$—	$1,259,773
Operating expenses	942,526	276,751	—	1,219,277

Operating income	$39,997	$499	$—	40,496

Other expense				(7,509)
Provision for income taxes				8,734

Income from continuing operations				24,253
Loss from discontinued operations net of provision for income taxes				(4,613)

Income from continuing and discontinued operations				19,640
Less: Income attributable to noncontrolling interest				(1,817)

Net income attributable to Willbros Group, Inc.				$17,823

	Year Ended December 31, 2008
	Upstream	Downstream
	Oil & Gas	Oil & Gas	Utility T&D	Consolidated

Revenue	$1,545,629	$367,075	$—	$1,912,704
Operating expenses	1,434,744	343,859	—	1,778,603
Goodwill impairment	—	62,295	—	62,295

Operating income (loss)	$110,885	$(39,079)	$—	71,806

Other expense				(1,141)
Provision for income taxes				25,942

Income from continuing operations				44,723
Income from discontinued operations net of provision for income taxes				745

Income from continuing and discontinued operations				45,468
Less: Income attributable to noncontrolling interest				(1,836)

Net income attributable to Willbros Group, Inc.				$43,632

Depreciation and amortization expense by segment are presented below:

	Year Ended December 31,
	2010	2009	2008
Upstream Oil & Gas	$19,902	$27,610	$30,507
Downstream Oil & Gas	10,777	13,250	14,396
Utility T&D	25,486	—	—

Total	$56,165	$40,860	$44,903

Amounts above include corporate allocated depreciation of $3,442, $4,637 and $5,465 for the years ended December 31, 2010, 2009 and 2008, respectively.
Capital expenditures by segment are presented below:

	Year Ended December 31,
	2010	2009	2008
Upstream Oil & Gas	$9,586	$7,318	$38,491
Downstream Oil & Gas	951	1,889	3,613
Utility T&D	6,437	—	—
Corporate	1,326	3,900	10,944

Total	$18,300	$13,107	$53,048

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
15. Segment Information (continued)
Total assets by segment as of December 31, 2010 and 2009 are presented below:

	December 31, 2010	December 31, 2009
Upstream Oil & Gas	$249,716	$258,346
Downstream Oil & Gas	126,095	174,512
Utility T&D	698,939	—
Corporate	210,812	294,828

Total assets, continuing operations	$1,285,562	$727,686

Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.
Customers representing 10 percent or more of total contract revenue are as follows:

	Year Ended December 31,
	2010	2009	2008
Customer A	16%	—%	—%
Customer B	—%	22%	—%
Customer C	—%	13%	—%
Customer D	—%	—%	19%
Customer E	—%	—%	11%

	16%	35%	30%

All of the above are customers of the Upstream Oil & Gas segment.
Information about the Company’s operations in its work countries is shown below:

	Year Ended December 31,
	2010	2009	2008

Contract revenue:
United States	$924,590	$939,985	$1,440,239
Canada	193,841	254,420	387,498
Oman	73,589	65,368	84,967
Other	392	—	—

	$1,192,412	$1,259,773	$1,912,704

	December 31,
	2010	2009

Long-lived assets:
United States	$190,734	$81,574
Canada	30,593	40,938
Oman	7,053	10,175
Other	799	192

	$229,179	$132,879

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
16. Contingencies, Commitments and Other Circumstances
Contingencies
Resolution of criminal and regulatory matters
In May 2008, the United States Department of Justice filed an Information and Deferred Prosecution Agreement (“DPA”) in the United States District Court in Houston concluding its investigation into violations of the Foreign Corrupt Practices Act of 1977, as amended, by Willbros Group, Inc. and its subsidiary Willbros International, Inc. (“WII”). Also in May 2008, WGI reached a final settlement with the SEC to resolve its previously disclosed investigation of possible violations of the FCPA and possible violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. These investigations stemmed primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria. The settlements together require the Company to pay, over approximately three years, a total of $32,300 in penalties and disgorgement, plus post-judgment interest on $7,725 of that amount. As part of its agreement with the SEC, the Company will be subject to a permanent injunction barring future violations of certain provisions of the federal securities laws. As to its agreement with the DOJ, both WGI and WII for a period of three years from May 2008, are subject to the DPA, which among its terms provides that, in exchange for WGI’s and WII’s full compliance with the DPA, the DOJ will not continue a criminal prosecution of WGI and WII and with the successful completion of the DPA’s terms, the DOJ will move to dismiss the criminal information.
For the term of the DPA, WGI and WII will fully cooperate with the government and comply with all federal criminal laws — including but not limited to the FCPA. As provided for in the DPA, with the approval of the DOJ and effective September 25, 2009, the Company retained a government approved independent monitor, at the Company’s expense, for a two and one-half year period, who is reporting to the DOJ on the Company’s compliance with the DPA.
Since the appointment of the monitor, the Company has cooperated and provided the monitor with access to information, documents, records, facilities and employees. On March 1, 2010, the monitor filed with the DOJ the first of three required reports under the DPA. In the report, the monitor made numerous findings and recommendations to the Company with respect to the improvement of its internal controls, policies and procedures for detecting and preventing violations of applicable anti-corruption laws.
The Company is obligated, pursuant to the terms of the DPA, to adopt the recommendations in the monitor’s report unless the Company advises the monitor and the DOJ that it considers the recommendations unduly burdensome, impractical, costly or otherwise inadvisable. The Company has advised the DOJ that it intends to implement all of the recommendations. The Company will require increased resources, costs and management oversight in order to effectively implement the recommendations.
Failure by the Company to comply with the terms and conditions of either settlement could result in resumed prosecution and other regulatory sanctions.
Facility Construction Project Termination
In September 2008, TransCanada Pipelines, Ltd. (“TCPL”) awarded the Company a cost reimbursable plus fixed fee construction contract for seven pump stations in Nebraska and Kansas. On January 13, 2010, TCPL notified the Company that it was in breach of the contract and was being terminated for cause immediately. At the time of termination, the Company had completed approximately 96.0 percent of its scope of work.
The Company has disputed the validity of the termination for cause and has challenged the contractual procedure followed by TCPL for termination for cause, which allows for a 30 day notification period during which time the Company is granted the opportunity to remedy the alleged default. Despite not being granted this time, the Company agreed in good faith to cooperate with TCPL in an orderly demobilization and handover of the remaining work. As of December 31, 2010, the Company has outstanding receivables related to this project of $71,159 and unapproved change orders for additional work of $4,222 which have not been billed. Additionally, there are claims for additional fees totaling $16,442. It is the Company’s policy not to recognize revenue or income on unapproved change orders or claims until they have been approved. Accordingly, the $4,222 in pending change orders and the $16,442 of claims have been excluded from the Company’s revenue recognition. The preceding balances are partially offset by an unissued billing credit of $2,000 related to a TCPL mobilization prepayment.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
16. Contingencies, Commitments and Other Circumstances (continued)
If the termination for cause is determined to be valid and enforceable, the Company could be held liable for any damages resulting from the alleged breach of contract, including but not limited to costs incurred by TCPL to hire a replacement contractor to complete the remainder of the work less the cost that the Company would have incurred to perform the same scope of work.
In May and June of 2010, the Company filed liens on the constructed facilities. On June 16, 2010, the Company notified TCPL that the Company intended to exercise its rights to conflict resolution under the contract, and on July 6, 2010, the International Chamber of Commerce received the Company’s request for arbitration. On September 15, 2010, the Company received TCPL’s response to the Notice of Arbitration, which included a counterclaim for damages of $23,100 for the alleged breach of contract, inclusive of the unissued billing credit of $2,000 for mobilization prepayment. In addition, TCPL has disclaimed its responsibility for payment of the current receivable balance, the unapproved change orders for additional work, and claims for additional fee.
At this point, the Company cannot estimate the probable outcome of the arbitration, but believes it is not in breach of contract and will defend its contractual rights. No allowance for collection has been established for the outstanding accounts receivable. The Company estimates that arbitration process will conclude during 2011.
TransCanada has removed the Company from TransCanada’s bid list.
Pipeline Construction Project Issues
In July 2007, the Company announced the award of an installation contract (“42-inch Contract”) for the construction of three segments of the Midcontinent Express Pipeline Project (“MEP Project”) by Midcontinent Express Pipeline LLC (“MEP”). The contract was structured as a cost reimbursable contract with a fixed fee for the Company. In September 2008, the Company and MEP signed an amendment which finalized the scope of work under the 42-inch Contract and also included the award to the Company of an additional installation contract (“36-inch Contract”) for the construction of 136 miles of 36-inch pipeline which at the time was anticipated to start in March 2009.
In its Form 10-K for the year ended December 31, 2008, the Company referenced an ongoing dispute between MEP and the Company in which a portion of the scope of work on the 42-inch Contract was terminated for cause and the 36-inch Contract was terminated for convenience. This issue was subsequently resolved and MEP paid a termination fee for the cancellation of the 36-inch Contract in the first quarter of 2009.
Furthermore, the Company achieved mechanical completion of the 179 miles on the 42-inch pipeline in April 2009 and completed close out efforts in the first quarter of 2010.
Project claims and audit disputes
Post-contract completion audits and reviews are periodically conducted by clients and/or government entities on certain contracts. As of December 31, 2010, the Company has been notified of claims and audit assertions totaling $6,000. The claims are associated with a single gross maximum price contract. It is the Company’s position that the claims are without merit. Further, the Company will continue to pursue all avenues for collecting the remaining receivable. There can be no assurance as to the resolution of these claims and assertions, nor the collection of the outstanding balance.
Pre-acquisition contingencies
The Company has evaluated and continues to evaluate contingencies relating to the acquisition of InfrastruX that existed as of the acquisition date. The Company has preliminarily determined that certain of these pre-acquisition contingencies are probable in nature and estimable as of the acquisition date and, accordingly, has recorded its best estimates for these contingencies as a part of the purchase price allocation for InfrastruX. The Company continues to gather information for and evaluate substantially all pre-acquisition contingencies that it has assumed from InfrastruX. If the Company makes changes to the amounts recorded or identifies additional pre-acquisition contingencies during the remainder of the measurement period, such amounts recorded will be included in the purchase price allocation during the measurement period and, subsequently, in the results of operations, assuming the information existed at the acquisition date.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
16. Contingencies, Commitments and Other Circumstances (continued)
Other
In addition to the matters discussed above, the Company is party to a number of legal proceedings. Management believes that the nature and number of these proceedings are typical for a firm of similar size engaged in a similar type of business and that none of these proceedings is material to the Company’s financial position. See Note 21 — Discontinuance of Operations, Asset Disposals and Transition Services Agreement for additional information pertaining to legal proceedings.
Commitments
From time to time, the Company enters into commercial commitments, usually in the form of commercial and standby letters of credit, surety bonds and financial guarantees. Contracts with the Company’s customers may require the Company to secure letters of credit or surety bonds with regard to the Company’s performance of contracted services. In such cases, the commitments can be called upon in the event of failure to perform contracted services. Likewise, contracts may allow the Company to issue letters of credit or surety bonds in lieu of contract retention provisions, where the client withholds a percentage of the contract value until project completion or expiration of a warranty period. Retention commitments can be called upon in the event of warranty or project completion issues, as prescribed in the contracts. At December 31, 2010, the Company had approximately $25,678 of outstanding letters of credit, all of which related to continuing operations. This amount represents the maximum amount of payments the Company could be required to make if these letters of credit are drawn upon. Additionally, the Company issues surety bonds customarily required by commercial terms on construction projects. At December 31, 2010, the Company had bonds outstanding, primarily performance bonds, with a face value at $530,152 related to continuing operations. This amount represents the bond penalty amount of future payments the Company could be required to make if the Company fails to perform its obligations under such contracts. The performance bonds do not have a stated expiration date; rather, each is released when the contract is accepted by the owner. The Company’s maximum exposure as it relates to the value of the bonds outstanding is lowered on each bonded project as the cost to complete is reduced. As of December 31, 2010, no liability has been recognized for letters of credit or surety bonds. See Note 21 — Discontinuance of Operations, Asset Disposals and Transition Services Agreement for further discussion related to letters of credit.
Operating Leases
The Company has certain operating leases for office and camp facilities. Rental expense for continuing operations, excluding daily rentals and reimbursable rentals under cost plus contracts, was $16,527 in 2010, $11,473 in 2009 and $8,720 in 2008. Minimum lease commitments under operating leases as of December 31, 2010, totaled $99,627 and are payable as follows: 2011, $26,493; 2012, $20,244; 2013, $16,429; 2014, $9,486; 2015, $5,613; and thereafter, $21,362.
Other Circumstances
Operations outside the United States may be subject to certain risks, which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, war, unanticipated taxes including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments, availability of suitable personnel and equipment, termination of existing contracts and leases, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied.
Based upon the advice of local advisors in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company follows the current practices in those countries and as applicable under the FCPA. However, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
16. Contingencies, Commitments and Other Circumstances (continued)
The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism through political risk insurance coverage that contains a 20.0 percent co-insurance provision. The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. Where work is performed through a joint venture, the Company also has possible liability for the contract completion and warranty responsibilities of its joint venture partners. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is normally responsible for the performance of the entire project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.
The Company attempts to manage contract risk by implementing a standard contracting philosophy to minimize liabilities assumed in the agreements with the Company’s clients. With the acquisitions the Company has made in the last few years, however, there may be contracts or master service agreements in place that do not meet the Company’s current contracting standards. While the Company has made efforts to improve its contractual terms with its clients, this process takes time to implement. The Company has attempted to mitigate the risk by requesting amendments with its clients and by maintaining primary and excess insurance, of certain specified limits, in the event a loss was to ensue.
See Note 21 — Discontinuance of Operations, Asset Disposals and Transition Services Agreement for discussion of commitments and contingencies associated with Discontinued Operations.
17. Fair Value Measurements
The FASB’s standard on fair value measurements defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.
Fair Value Hierarchy
The FASB’s standard on fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This standard establishes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities.
Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
17. Fair Value Measurements (continued)
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company measures its financial assets and financial liabilities, specifically its hedging arrangements and contingent earnout liability, at fair value on a recurring basis. The fair value of these financial assets and liabilities was determined using the following inputs as of December 31, 2010:

		Quoted Prices in	Significant	Significant
		Active Markets for	Other	Other
		Identical Assets	Observable	Unobservable
	Total	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Interest rate cap	$12	$—	$12	$—
Interest rate swap	104	—	104	—
Liabilities:
Contingent earnout liability	10,000	—	—	10,000
Contingent earnout liability
In connection with the acquisition of InfrastruX on July 1, 2010, InfrastruX shareholders are eligible to receive earnout payments of up to $125,000 if certain EBITDA targets are met. The earnout payments begin when EBITDA, adjusted for certain items specifically identified within the merger agreement, for the InfrastruX business equals or exceeds:
•	$69,825 in 2010;
•	$80,000 in 2011; or
•	$175,000 for 2010 and 2011 combined (the “Bonus Earnout Amount”).
The Company estimated the fair value of the contingent earnout liability based on its probability assessment of InfrastruX’s EBITDA achievements during the earnout period. In developing these estimates, the Company considered its revenue and EBITDA projections, its historical results, and general macro-economic environment and industry trends. This fair value measurement is based on significant revenue and EBITDA inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect the Company’s own assumptions in measuring fair value. The Company’s fair value estimate of this liability was $55,340 at the date of acquisition. Changes in the fair value of the contingent earnout liability subsequent to the acquisition date, including changes arising from events that occurred after the acquisition date, such as changes in the Company’s estimate of revenue achievements, are recognized in earnings in the periods when the estimated fair value changes.
The following table represents a reconciliation of the change in the fair value measurement of the contingent earnout liability for the period ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Beginning balance	$55,340	$—
Change in fair value of contingent earnout liability included in operating expenses	(45,340)	—

Ending balance	$10,000	$—

In accordance with the FASB’s standard on business combinations, the Company reviews the contingent earnout liability on a quarterly basis in order to determine its fair value. Changes in the fair value of the liability are recorded within operating expenses in the period in which the change is made and the liability may increase or decrease on a quarterly basis until the earnout period has concluded.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
17. Fair Value Measurements (continued)
During the third quarter of 2010, the Company recorded a $45,340 adjustment to the estimated fair value of the contingent earnout liability. This change in estimated contingent earnout liability to the former InfrastruX shareholders was due to a third quarter decrease in the probability-weighted estimated achievement of EBITDA targets as set forth in the merger agreement. This reduction was driven primarily by the following:
•
Expectations for lower margins on major transmission projects due to (i) a shift in the mix of projects in Texas towards lower margin projects than previously anticipated and (ii) ongoing competition in other regions, particularly the northeast, as the pace of bid activity has been slower than expected in returning to pre-2009 levels;

•
A slower than anticipated rebound in key housing markets continues to pressure work volumes under existing Master Service Agreements (“MSA”) and the budgets of many of our utility customers, while increasing the competitive pricing on bids for new awards;

•	Reduced expectations for significant storm work, which typically carries a higher margin than our standard MSA work.
Under GAAP, a Company has up to one year subsequent to closing an acquisition to perform its annual testing for goodwill impairment, unless indicators of an impairment exist. The Company determined that no indicators of impairment, including the events that led to the reduction in the contingent earnout liability as mentioned above, were identified during the fourth quarter of 2010.
During the fourth quarter of 2010, the amount recognized for the contingent earnout, the range of outcomes, and the assumptions used to develop the estimates did not materially change from those used in determining the balance as of September 30, 2010. Accordingly, no adjustment to the contingent earnout liability was made at December 31, 2010.
Hedging Arrangements
The Company attempts to negotiate contracts that provide for payment in U.S. dollars, but it may be required to take all or a portion of payment under a contract in another currency. To mitigate non-U.S. currency exchange risk, the Company seeks to match anticipated non-U.S. currency revenue with expenses in the same currency whenever possible. To the extent it is unable to match non-U.S. currency revenue with expenses in the same currency, the Company may use forward contracts, options or other common hedging techniques in the same non-U.S. currencies. The Company had no derivative financial instruments to hedge currency risk at December 31, 2010 or December 31, 2009.
Interest Rate Swap
In conjunction with the new credit agreement the Company entered into as of June 30, 2010, the Company is subject to hedging arrangements to fix or otherwise limit the interest cost of the term loans. The Company is subject to interest rate risk on its debt and investment of cash and cash equivalents arising in the normal course of business, as the Company does not engage in speculative trading strategies.
In September 2010, the Company entered into two 18-month forward interest rate swap agreements for a total notional amount of $150,000 in order to hedge changes in the variable rate interest expense of half of the $300,000 Term Loan maturing on June 30, 2014. Under the swap agreement, the Company receives interest at a floating rate of three-month Libor, conditional on three-month Libor exceeding 2 percent (to mirror variable rate interest provisions of the underlying hedged debt), and pays interest at a fixed rate of 2.685 percent, effective March 28, 2012 through June 30, 2014. The swap agreement is designated and qualifies as a cash flow hedging instrument, with the effective portion of the swap’s change in fair value recorded in Other Comprehensive Income (“OCI”). The swap of the variable rate interest is deemed to be a highly effective hedge, and resulted in no gain or loss recorded for hedge ineffectiveness in the Consolidated Statement of Operations. Amounts in OCI are reported in interest expense when the hedged interest payments on the underlying debt are recognized. The fair value of the swap agreement was determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates.
Interest Rate Caps
In September 2010, the Company entered into two interest rate cap agreements for notional amounts of $75,000 each in order to limit its exposure to an increase of the interest rate above 3 percent, effective

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
17. Fair Value Measurements (continued)
September 28, 2010 through March 28, 2012. Total premiums of $98 were paid for the interest rate caps. The cap agreements are designated and qualify as cash flow hedging instruments, with the effective portion of the caps’ change in fair value recorded in OCI. Amounts in OCI and the premiums paid for the caps are reported in interest expense as the hedged interest payments on the underlying debt are recognized. The interest rate caps are deemed to be highly effective, resulting in an immaterial amount of hedge ineffectiveness recorded in the Consolidated Statement of Operations. The fair value of the interest rate cap agreements was determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates. An immaterial amount of OCI relating to the interest rate swap and caps is expected to be recognized in earnings in the coming 12 months.

	Asset Derivatives as of December 31,
	2010		2009
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value

Interest rate contracts-caps	Other Assets	$12		$—
Interest rate contracts-swaps	Other Long-Term Assets	$104		$—

Total derivatives		$116		$—

For the Year Ended December 31,
			Location of	Amount of
			Gain or (Loss)	Gain or (Loss)		Location of
	Amount of		Reclassified	Reclassified		Gain or	Amount of
	Gain or (Loss)		from	from		(Loss)	Gain or (Loss)
	Recognized in		Accumulated	Accumulated		Recognized	Recognized in
Derivatives in	OCI on		OCI into	OCI into		in Income on	Income on
ASC 815 Cash	Derivative		Income	Income		Derivative	Derivative
Flow Hedging	(Effective		(Effective	(Effective		(Ineffective	(Ineffective
Relationships	Portion)		Portion)	Portion)		Portion)	Portion)
	2010	2009		2010	2009		2010	2009
Interest rate contracts	$19	$—	Interest Expense	$—	$—	Interest Expense	$—	$—

Total	$19	$—		$—	$—		$—	$—

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
18. Quarterly Financial Data
Selected unaudited quarterly financial data for the years ended December 31, 2010 and 2009 is presented below. The total of the quarterly income (loss) per share amounts may not equal the per share amounts for the full year due to the manner in which earnings (loss) per share is calculated.

	March 31,	June 30,	September 30,	December 31,	Total
Year 2010 Quarter Ended	2010	2010	2010	2010	2010
Contract revenue	$136,996	$248,129	$408,792	$398,496	$1,192,412
Contract income	4,979	42,363	58,658	6,022	112,021
Income (loss) from continuing operations before income taxes	(20,058)	16,122	34,304	(97,073)	(66,707)
Income (loss) from continuing operations, net of provisions for income taxes	(11,918)	10,369	36,991	(65,997)	(30,557)
Income (loss) from discontinued operations net of provisions for income taxes	(1,130)	(1,387)	(1,290)	(1,465)	(5,272)

Net income (loss)	(13,048)	8,982	35,701	(67,462)	(35,829)
Less: Income attributable to noncontrolling interest	(256)	(353)	(293)	(305)	(1,207)

Net income (loss) attributable to Willbros Group, Inc.	$(13,304)	$8,629	$35,408	$(67,767)	$(37,036)

Reconciliation of net income attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(12,174)	$10,016	$36,698	$(66,302)	$(31,764)
Income (loss) from discontinued operations	(1,130)	(1,387)	(1,290)	(1,465)	(5,272)

Net income (loss) attributable to Willbros Group, Inc.	$(13,304)	$8,629	$35,408	$(67,767)	$(37,036)

Basic income (loss) per share attributable to Company shareholders:
Income (loss) from continuing operations	$(0.31)	$0.26	$0.78	$(1.41)	$(0.74)
Income (loss) from discontinued operations	(0.03)	(0.04)	(0.03)	(0.03)	(0.12)

Net income (loss)	$(0.34)	$0.22	$0.75	$(1.44)	$(0.86)

Diluted income per share attributable to Company shareholders:
Income (loss) from continuing operations	$(0.31)	$0.25	$0.73	$(1.41)	$(0.74)
Income (loss) from discontinued operations	(0.03)	(0.03)	(0.02)	(0.03)	(0.12)

Net income (loss)	$(0.34)	$0.22	$0.71	$(1.44)	$(0.86)

Weighted average number of common shares outstanding
Basic	38,942,133	39,018,105	46,997,431	47,099,756	43,013,934
Diluted	38,942,133	42,352,485	52,154,029	47,099,756	43,013,934
Additional Notes:
•
During the quarter ended December 31, 2010, the Company classified its Libyan operations as discontinued operations. Accordingly, the Libyan results of operations have been reclassified to discontinued operations for all periods presented. See Note 21 — Discontinuance of Operations, Asset Disposals and Transition Services Agreement for further discussion of discontinued operations.

•	During the quarter ended December 31, 2010, the Company recorded a non-cash, before-tax charge of $48,000 for impairment of goodwill.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
18. Quarterly Financial Data (continued)

	March 31,	June 30,	September 30,	December 31,	Total
Year 2009 Quarter Ended	2009	2009	2009	2009	2009
Contract revenue	$463,926	$354,483	$247,533	$193,831	$1,259,773
Contract income	56,541	43,067	25,203	19,738	144,549
Income (loss) from continuing operations before income taxes	24,684	17,296	2,489	(11,482)	32,987
Income (loss) from continuing operations, net of provisions for income taxes	16,444	11,343	3,428	(6,962)	24,253
Income (loss) from discontinued operations net of provisions for income taxes	(208)	(2,012)	(1,400)	(993)	(4,613)

Net income (loss)	16,236	9,331	2,028	(7,955)	19,640
Less: Income attributable to noncontrolling interest	(747)	(423)	(372)	(275)	(1,817)

Net income (loss) attributable to Willbros Group, Inc.	$15,489	$8,908	$1,656	$(8,230)	$17,823

Reconciliation of net income attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$15,697	$10,920	$3,056	$(7,237)	$22,436
Income (loss) from discontinued operations	(208)	(2,012)	(1,400)	(993)	(4,613)

Net income (loss) attributable to Willbros Group, Inc.	$15,489	$8,908	$1,656	$(8,230)	$17,823

Basic income (loss) per share attributable to Company shareholders:
Income (loss) from continuing operations	$0.41	$0.28	$0.08	$(0.19)	$0.58
Income (loss)from discontinued operations	(0.01)	(0.05)	(0.04)	(0.02)	(0.12)

Net income (loss)	$0.40	$0.23	$0.04	$(0.21)	$0.46

Diluted income per share attributable to Company shareholders:
Income (loss) from continuing operations	$0.36	$0.25	$0.08	$(0.19)	$0.58
Income (loss) from discontinued operations	—	(0.05)	(0.04)	(0.02)	(0.12)

Net income (loss)	$0.36	$0.20	$0.04	$(0.21)	$0.46

Weighted average number of common shares outstanding
Basic	38,563,937	38,684,446	38,721,586	38,778,157	38,687,594
Diluted	43,552,113	43,729,642	38,918,933	38,778,157	38,883,077
19. Other Charges
In December 2010, the Company announced that, in continuing to implement its initiative to fully integrate InfrastruX, acquired in July 2010, into its Utility T&D segment, it had identified cost and management synergies that could be realized by closing the Seattle administrative offices of InfrastruX. As a result, certain elements of the Seattle office were transitioned into other Utility T&D business units and the segment management activities will be integrated into the Hawkeye corporate offices located in Hauppauge, New York. The transition was completed on February 28, 2011. In connection with this office closure, the Company incurred $2,473 and $165 of charges related to severance and accelerated vesting of stock awards, respectively.
Fourth quarter of 2010 charges include a change in estimate of $417 associated with one leased facility, which was abandoned in 2009.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
19. Other Charges (continued)
The table below summarizes all charges included in “Other charges” in the Consolidated Statements of Operations:

	Year Ended December 31,
	2010	2009	2008
Employee severance	$2,731	$5,843	$—
Lease abandonments	594	3,169	—
Accelerated vesting of stock awards	446	3,682	—

Total other charges	$3,771	$12,694	$—

Other charges by segment are as follows:

	Year Ended December 31,
	2010	2009	2008
Upstream Oil & Gas	$749	$7,965	$—
Downstream Oil & Gas	384	4,729	—
Utility T&D	2,638	—	—

Total other charges	$3,771	$12,694	$—

Other charges incurred during 2010 and 2009 include $0 and $7,217 related to corporate operations and have been allocated to the Company’s business segments based on a percentage of total revenue.
The accrual at December 31, 2010, for carrying costs of the abandoned lease space totaled $989 which consists of $935 in “Other current liabilities” and $54 in “Other long-term liabilities” on the Consolidated Balance Sheets. The estimated carrying costs of the abandoned lease space was determined with the assistance of the Company’s third party real estate advisors and were based on an assessment of applicable commercial real estate markets. There may be a significant fluctuation in the estimated costs to the extent the evaluation of the facts, circumstances and expectations change. The principal variables in estimating the carrying costs are the length of time required to sublease the space, the sublease rate and expense for inducements (e.g., rent abatement and tenant improvement allowance) that may be offered to a prospective sublease tenant. While the Company believes this accrual is adequate, it is subject to adjustment as conditions change. The Company will continue to evaluate the adequacy of the accrual and will make the necessary changes to the accrual as conditions warrant. Activity in the accrual related to other charges for the year ended December 31, 2010 is as follows:

		Non-
		Cancelable
		Lease and
	Employee	Other
	Termination and	Contractual
	Other Benefits	Obligations	Total
Accrued cost at December 31, 2009	$2,080	$2,325	$4,405
Costs recognized during 2010	3,177	317	3,494
Cash payments	(1,765)	(1,913)	(3,678)
Non-cash charges (1)	(446)	(17)	(463)
Change in estimates	—	277	277

Accrued cost at December 31, 2010	$3,046	$989	$4,035

(1)	Non-cash charges consist of $446 of accelerated stock-based compensation and $17 of accretion expense.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
20. Related Party Transaction
Two of the Company’s board members function in a similar role for a current customer of the Upstream Oil & Gas U.S. construction business unit. During 2010, the Company performed midstream natural gas construction for this customer generating approximately $12,500 in revenue and accounts receivable of approximately $8,000 as of December 31, 2010.
21. Discontinuance of Operations, Asset Disposals and Transition Services Agreement
Strategic Decisions
During the fourth quarter of 2010, the Company chose to exit the Libyan market and accordingly, these operations were classified as part of Discontinued Operations. The Company’s investment in establishing a presence in Libya, while resulting in contract awards, had not yielded any notice to proceed on subject awards, and the Company therefore exited this market due to the delays and identification of other more attractive opportunities.
Additionally, in 2006, the Company announced that it intended to sell its assets and operations in Venezuela and Nigeria and classified these operations as Discontinued Operations. The net assets and net liabilities related to the Discontinued Operations are shown on the Consolidated Balance Sheets as “Liabilities of discontinued operations”. The results of the Discontinued Operations are shown on the Consolidated Statements of Operations as “Income (loss) from discontinued operations net of provisions for income taxes” for all periods presented.
Nigeria Assets and Nigeria-Based Operations
Share Purchase Agreement
On February 7, 2007, Willbros Global Holdings, Inc., formerly known as Willbros Group, Inc., a Panama corporation (“WGHI”), which is now a subsidiary of the Company and holds a portion of the Company’s non-U.S. operations, sold its Nigeria assets and Nigeria-based operations in West Africa to Ascot Offshore Nigeria Limited (“Ascot”), a Nigerian oilfield services company, for total consideration of $155,250 (later adjusted to $130,250). The sale was pursuant to a Share Purchase Agreement by and between WGHI and Ascot dated as of February 7, 2007 (the “Agreement”), providing for the purchase by Ascot of all of the share capital of WG Nigeria Holdings Limited (“WGNHL”), the holding company for Willbros West Africa, Inc. (“WWAI”), Willbros (Nigeria) Limited, Willbros (Offshore) Nigeria Limited and WG Nigeria Equipment Limited.
In connection with the sale of its Nigeria assets and operations, WGHI and WII, another subsidiary of the Company, entered into an indemnity agreement with Ascot and Berkeley Group plc (“Berkeley”), the parent company of Ascot (the “Indemnity Agreement”), pursuant to which Ascot and Berkeley agreed to indemnify WGHI and WII for any obligations incurred by WGHI or WII in connection with the parent company guarantees (the “Guarantees”) that WGHI and WII previously issued and maintained on behalf of certain former subsidiaries now owned by Ascot under certain working contracts between the subsidiaries and their customers. Either WGHI, WII or both may be contractually obligated, in varying degrees, under the Guarantees with respect to the performance of work related to several ongoing projects. Among the Guarantees covered by the Indemnity Agreement are five contracts under which the Company estimates that, at February 7, 2007, there was aggregate remaining contract revenue, excluding any additional claim revenue, of $352,107 and aggregate estimated cost to complete of $293,562. At the February 7, 2007 sale date, one of the contracts covered by the Guarantees was estimated to be in a loss position with an accrual for such loss of $33,157. The associated liability was included in the liabilities acquired by Ascot and Berkeley.
Approximately one year after the sale of the Nigeria assets and operations, WGHI received its first notification asserting various rights under one of the outstanding parent guarantees. On February 1, 2008, WWAI, the Ascot company performing the West African Gas Pipeline (“WAGP”) contract, received a letter from West African Gas Pipeline Company Limited (“WAPCo”), the owner of WAGP, wherein WAPCo gave written notice alleging that WWAI was in default under the WAGP contract, as amended, and giving WWAI a brief cure period to remedy the alleged default. The Company understands that WWAI responded by denying being in breach of its WAGP contract obligations, and apparently also advised WAPCo that WWAI “requires a further $55 million, without which it will not be able to complete the work which it had previously undertaken to perform.” The Company understands that, on February 27, 2008, WAPCo terminated the WAGP contract for the alleged continuing non-performance of WWAI.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
21. Discontinuance of Operations, Asset Disposals and Transition Services Agreement (continued)
Also, in February 2008, WGHI received a letter from WAPCo reminding WGHI of its parent guarantee on the WAGP contract and requesting that WGHI remedy WWAI’s default under that contract, as amended. WGHI responded to WAPCo, consistent with its earlier communications, that, for a variety of legal, contractual, and other reasons, it did not consider the prior WAGP contract parent guarantee to have continued application. In February 2009, WGHI received another letter from WAPCo formally demanding that WGHI pay all sums payable in consequence of the non-performance by WWAI with WAPCo and stating that quantification of that amount would be provided sometime in the future when the work was completed. In spite of this letter, the Company continued to believe that the parent guarantee was not valid. WAPCo disputed WGHI’s position that it is no longer bound by the terms of WGHI’s prior parent guarantee of the WAGP contract and has reserved all its rights in that regard.
On February 15, 2010, WGHI received a letter from attorneys representing WAPCo seeking to recover from WGHI under its prior WAGP contract parent company guarantee for losses and damages allegedly incurred by WAPCo in connection with the alleged non-performance of WWAI under the WAGP contract. The letter purports to be a formal notice of a claim for purposes of the Pre-Action Protocol for Construction and Engineering Disputes under the rules of the High Court in London, England. The letter claims damages in the amount of $264,834. At February 7, 2007, when WGHI sold its Nigeria assets and operations to Ascot, the total WAGP contract value was $165,300 and the WAGP project was estimated to be approximately 82.0 percent complete. The remaining costs to complete the project at that time were estimated at slightly under $30,000. The Company is seeking to understand the magnitude of the WAPCo claim relative to the WAGP project’s financial status three years earlier.
On August 2, 2010, the Company received notice that WAPCo had filed suit against WGHI under English law in the London High Court on July 30, 2010, for the sum of $273,386. WGHI has several possible defenses to this suit and intends to contest the matter vigorously, but the Company cannot provide any assurance as to the outcome. The Company expects the litigation process to be lengthy; trial of the matter is scheduled to commence in June of 2012.
The Company currently has no employees working in Nigeria and has no intention of returning to Nigeria. If ultimately it is determined by an English Court that WGHI is liable, in whole or in part, for damages that WAPCo may establish against WWAI for WWAI’s alleged non-performance of the WAGP contract, or if WAPCo is able to establish liability against WGHI directly under the parent company guarantee, and, in either case, WGHI is unable to enforce rights under the indemnity agreement entered into with Ascot and Berkeley in connection with the WAGP contract, WGHI may experience substantial losses. However, at this time, the Company cannot predict the outcome of the London High Court litigation, or be certain of the degree to which the indemnity agreement given in WGHI’s favor by Ascot and Berkeley will protect WGHI.
Letters of Credit
At the time of the February 7, 2007 sale of its Nigeria assets and operations, the Company had four letters of credit outstanding totaling $20,322 associated with Discontinued Operations (the “Discontinued LC’s”). In accordance with FASB’s standard on guarantees, a liability was recognized for $1,575 related to the letters of credit. This liability was released as each of the Discontinued LC’s was released or expired and the Company was relieved of its risk related to the Discontinued LC’s. During the twelve months ended December 31, 2008, two Discontinued LC’s in the aggregate amount of $19,759 expired resulting in the release of the associated liability and recognition of $1,543 of additional cumulative gain on the sale of Nigeria assets and operations. The remaining Discontinued LC in the amount of $123 expired on February 28, 2009. As of December 31, 2009 and 2010, none of the Discontinued LC’s remained issued and outstanding.
Transition Services Agreement
Concurrent with the Nigeria sale, the Company entered into a two-year Transition Services Agreement (“TSA”) with Ascot. Under the agreement, the Company was primarily providing labor in the form of seconded employees to work under the direction of Ascot along with specifically defined work orders for services generally covered in the TSA. Ascot agreed to reimburse the Company for these services. For the years ended December 31, 2010 and 2009, these reimbursable contract costs totaled approximately $0 and $0, respectively.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
21. Discontinuance of Operations, Asset Disposals and Transition Services Agreement (continued)
On February 7, 2009, the TSA expired according to its terms, which ended the Company’s obligation to provide any further support or other services to Ascot in West Africa or otherwise. The Company has recognized all known costs associated with concluding the TSA including the write-off of all residual accounts receivable and equipment in West Africa. The total expense recognized in accordance with the conclusion of the TSA is $357.
Residual Equipment in Nigeria
In conjunction with the TSA, the Company made available certain equipment to Ascot for use in Nigeria and at times, in Benin, Togo and Ghana. This equipment was not sold to Ascot under the Agreement. The Company’s net book value for the equipment in West Africa at December 31, 2010 and 2009 was $0 and $0, respectively. The majority of this equipment, which is comprised primarily of construction equipment, rolling stock and generator sets, was redeployed to the Company’s operations in Oman. The remainder was used in exchange for equipment owned by Ascot and needed by the Company’s North American operations.
On February 7, 2009, the Company reached a final settlement with Ascot on the equipment exchange and the Company no longer owns any equipment in West Africa.
Insurance Recovery
During the twelve months ended December 31, 2008, income from Discontinued Operations consisted of two pre-Nigeria sale insurance claim recoveries of $3,004 for events of loss the Company suffered prior to the sale of its Nigeria operations.
Venezuela
Business Disposal
On November 28, 2006, the Company completed the sale of its assets and operations in Venezuela. The Company received total compensation of $7,000 in cash and $3,300 in the form of a commitment from the buyer, to be paid on or before December 4, 2013. The repayment commitment is secured by a 10 percent interest in a Venezuelan financing joint venture. During the second quarter of 2009, the nationalization of several oil-field service contractors in Venezuela made the collection of the outstanding commitment highly unlikely. Accordingly, the Company wrote off the net book value of the note, resulting in a charge of $1,750 to discontinued operations, net of tax.
Asset Disposal
Sale of Canada Fabrication Facility
During the fourth quarter of 2008, the Company decided to sell one of its fabrication facilities located in Edmonton, Alberta, Canada, which was comprised of manufacturing and office space of approximately 130,000 square feet. The Company determined that the capital employed in this facility would be more efficiently applied to another fabrication location as well as to support the Company’s cross-country pipeline business in Canada. The facility and various other related assets at the time of sale had a net book value of $11,899. The Company received $19,593 in net proceeds which resulted in a gain on sale of $7,694 which is included in other, net.

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
21. Discontinuance of Operations, Asset Disposals and Transition Services Agreement (continued)
Results of Discontinued Operations
Condensed Statements of Operations of the Discontinued Operations for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended December 31, 2010
		Nigeria			Discontinued
	Nigeria(1)	TSA	Venezuela	Libya	Operations

Contract revenue	$—	$—	$—	$154	$154

Operating expenses:
Contract	1	—	—	1	2
General and administrative	2,043	—	—	3,327	5,370

	2,044	—	—	3,328	5,372

Operating loss	(2,044)	—	—	(3,174)	(5,218)
Other income (expense)	(49)	—	—	(5)	(54)

Income (loss) before income taxes	(2,093)	—	—	(3,179)	(5,272)
Provision for income taxes	—	—	—	—	—

Net income (loss)	$(2,093)	$—	$—	$(3,179)	$(5,272)

(1)	Costs represent legal fees incurred in connection with the defense of WAPCo parent company guarantee assertions.

	Year Ended December 31, 2009
		Nigeria			Discontinued
	Nigeria	TSA	Venezuela	Libya	Operations
Contract revenue	$—	$—	$—	$45	$45

Operating expenses:
Contract	—	429	—	37	466
General and administrative	151	194	1,750	3,122	5,217

	151	623	1,750	3,159	5,683

Operating loss	(151)	(623)	(1,750)	(3,114)	(5,638)
Other income (expense)	(120)	1,296	—	1	1,177

Income (loss) before income taxes	(271)	673	(1,750)	(3,113)	(4,461)
Provision for income taxes	—	149	—	3	152

Net income (loss)	$(271)	$524	$(1,750)	$(3,116)	$(4,613)

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
21. Discontinuance of Operations, Asset Disposals and Transition Services Agreement (continued)

	Year Ended December 31, 2008
		Nigeria			Discontinued
	Nigeria	TSA	Venezuela	Libya	Operations

Contract revenue	$(94)	$2,474	$—	$—	$2,380

Operating expenses:
Contract	(94)	3,760	—		3,666
General and administrative	151	62	—	2,004	2,217

	57	3,822	—	2,004	5,883

Operating loss	(151)	(1,348)	—	(2,004)	(3,503)
Other income (expense)	4,453	(177)	—	(8)	4,268

Income (loss) before income taxes	4,302	(1,525)	—	(2,012)	765
Provision for income taxes	—	20	—	—	20

Net income (loss)	$4,302	$(1,545)	$—	$(2,012)	$745

Financial Position of Discontinued Operations
Condensed Balance Sheets of the Discontinued Operations are as follows:

	December 31,	December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$84	$90
Accounts receivable, net	156	46
Prepaid expenses	2	114

Total current assets	242	250
Property, plant and equipment, net	—	—
Other assets	(2)	442

Total assets	240	692
Current liabilities	324	351

Total current liabilities	324	351

Net assets of discontinued operations	$(84)	$341

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
22. Condensed Consolidating Guarantor Financial Statements
Willbros Group, Inc. (the “Parent”) and its 100% owned U.S. subsidiaries (the “Guarantors”) may fully and unconditionally guarantee, on a joint and several basis, the obligations of the Company under debt securities that it may issue pursuant to a universal shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission. There are currently no restrictions on the ability of the Guarantors to transfer funds to the Parent in the form of cash dividends or advances. Condensed consolidating financial information for a) the Parent, b) the Guarantors and c) all other direct and indirect subsidiaries (the “Non-Guarantors”) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and 2009, follows:
Condensed Consolidating Balance Sheets

	December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$134,144	$6,957	$—	$141,101
Accounts receivable, net	820	253,617	65,437	—	319,874
Contract cost and recognized income not yet billed	—	11,347	23,712	—	35,059
Prepaid expenses	18,490	35,720	621	—	54,831
Parts and supplies inventories	—	5,105	5,003	—	10,108
Deferred income taxes	11,004	—	—	—	11,004
Assets of discontinued operations	—	—	240	—	240
Assets held for sale	—	9,166	9,701	—	18,867
Receivables from affiliated companies	228,583	—	—	(228,583)	—

Total current assets	258,897	449,099	111,671	(228,583)	591,084
Property, plant and equipment, net	—	191,293	37,886	—	229,179
Goodwill	—	200,680	11,073	—	211,753
Other intangible assets, net	—	195,457	—	—	195,457
Deferred income taxes	24,924	(8,370)	16	—	16,570
Other assets	80	42,225	(546)	—	41,759
Investment in subsidiaries	320,388	—	—	(320,388)	—

Total assets	$604,289	$1,070,384	$160,100	$(548,971)	$1,285,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$638	$152,527	$60,897	$—	$214,062
Contract billings in excess of cost and recognized income	—	14,899	1,571	—	16,470
Current portion of capital lease obligations	—	5,237	134	—	5,371
Notes payable and current portion of other long-term debt	58,671	12,923	—	—	71,594
Current portion of government obligations	—	—	6,575	—	6,575
Accrued income taxes	8,495	(8,369)	2,230	—	2,356
Other current liabilities	1,688	1,106	2,038	—	4,832
Liabilities of discontinued operations	—	—	324	—	324
Payables to affiliated companies	—	119,194	109,389	(228,583)	—

Total current liabilities	69,492	297,517	183,158	(228,583)	321,584
Long-term debt	32,054	273,173	—	—	305,227
Capital lease obligations	—	5,523	218	—	5,741
Contingent earnout	—	10,000	—	—	10,000
Long-term liabilities for unrecognized tax benefits	1,990	—	2,876	—	4,866
Deferred income taxes	(22,787)	96,725	2,082	—	76,020
Other long-term liabilities	—	38,743	81	—	38,824

Total liabilities	80,749	721,681	188,415	(228,583)	762,262
Stockholders’ equity:
Total stockholders’ equity	523,540	348,703	(28,315)	(320,388)	523,540

Total liabilities and stockholders’ equity	$604,289	$1,070,384	$160,100	$(548,971)	$1,285,802

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
22. Condensed Consolidating Guarantor Financial Statements (continued)

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,463	$207,336	$(14,115)	$—	$198,684
Short-term investments	—	16,559	—	—	16,559
Accounts receivable, net	87	104,070	58,257	—	162,414
Contract cost and recognized income not yet billed	—	29,400	15,609	—	45,009
Prepaid expenses	7,071	4,497	3,848	—	15,416
Parts and supplies inventories	—	201	4,465	—	4,666
Deferred income taxes	—	—	2,875	—	2,875
Assets of discontinued operations	—	—	692	—	692
Receivables from affiliated companies	162,008	—	—	(162,008)	—

Total current assets	174,629	362,063	71,631	(162,008)	446,315
Property, plant and equipment, net	—	78,447	54,432	—	132,879
Goodwill	—	75,228	10,547	—	85,775
Other intangible assets, net	—	36,772	—	—	36,772
Deferred income taxes	26,844	—	(1,810)	—	25,034
Other assets	800	943	(140)	—	1,603
Investment in subsidiaries	387,365	—	—	(387,365)	—

Total assets	$589,638	$553,453	$134,660	$(549,373)	$728,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$512	$55,260	$25,698	$—	$81,470
Contract billings in excess of cost and recognized income	—	8,398	2,938	—	11,336
Current portion of capital lease obligations	—	4,434	1,390	—	5,824
Notes payable and current portion of other long-term debt	31,450	—	—	—	31,450
Current portion of government obligations	—	—	6,575	—	6,575
Accrued income taxes	5,458	(5,458)	1,605	—	1,605
Other current liabilities	1,001	2,448	6,519	—	9,968
Liabilities of discontinued operations	—	—	351	—	351
Payables to affiliated companies	—	136,170	25,838	(162,008)	—

Total current liabilities	38,421	201,252	70,914	(162,008)	148,579
Long-term debt	56,071	—	—	—	56,071
Capital lease obligations	—	10,366	326	—	10,692
Long-term portion of government obligations	—	—	6,575	—	6,575
Long-term liabilities for unrecognized tax benefits	2,918	—	2,594	—	5,512
Deferred income taxes	4,233	823	6,300	—	11,356
Other long-term liabilities	—	1,598	—	—	1,598

Total liabilities	101,643	214,039	86,709	(162,008)	240,383
Stockholders’ equity:
Total stockholders’ equity	487,995	339,414	47,951	(387,365)	487,995

Total liabilities and stockholders’ equity	$589,638	$553,453	$134,660	$(549,373)	$728,378

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
Condensed Consolidating Statements of Operations

	December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Contract revenue	$—	$965,461	$226,951	$—	$1,192,412
Operating expenses:
Contract	—	823,394	256,997	—	1,080,391
Amortization of intangibles	—	9,724	—	—	9,724
General and administrative	32,059	71,641	14,727	—	118,427
Goodwill impairment	—	60,000	—	—	60,000
Changes in fair value of contingent earnout liability	—	(45,340)	—	—	(45,340)
Acquisition costs	—	10,055	—	—	10,055
Other charges	—	3,771	—	—	3,771

Operating income (loss)	(32,059)	32,216	(44,773)	—	(44,616)

Other income
Equity in loss of consolidated subsidiaries	(37,303)	—	—	37,303	—
Interest, net	(7,755)	(20,065)	255	—	(27,565)
Other, net	4	3,335	2,135	—	5,474

Income (loss) from continuing operations before income tax	(77,113)	15,486	(42,383)	37,303	(66,707)
Provision (benefit) for income taxes	(40,077)	6,481	(2,554)	—	(36,150)

Income (loss) from continuing operations	(37,036)	9,005	(39,829)	37,303	(30,557)
Loss from discontinued operations net of tax	—	—	(5,272)	—	(5,272)

Net income (loss)	(37,036)	9,005	(45,101)	37,303	(35,829)
Less: Income attributable to noncontrolling interest	—	—	(1,207)	—	(1,207)

Net income (loss) attributable to Willbros Group, Inc.	$(37,036)	$9,005	$(46,308)	$37,303	$(37,036)

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Contract revenue	$—	$619,265	$640,508	$—	$1,259,773
Operating expenses:
Contract	—	561,247	553,977	—	1,115,224
Amortization of intangibles	—	6,515	—	—	6,515
General and administrative	26,173	30,026	26,146	—	82,345
Acquisition costs	—	2,499	—	—	2,499
Other charges	—	12,694	—	—	12,694

Operating income (loss)	(26,173)	6,284	60,385	—	40,496

Other income
Equity in income of consolidated subsidiaries	59,927	—	—	(59,927)	—
Interest, net	(6,803)	(939)	(586)	—	(8,328)
Other, net	—	655	164	—	819

Income (loss) from continuing operations before income tax	26,951	6,000	59,963	(59,927)	32,987
Provision (benefit) for income taxes	9,128	(5,031)	4,637	—	8,734

Income (loss) from continuing operations	17,823	11,031	55,326	(59,927)	24,253
Loss from discontinued operations net of tax	—	—	(4,613)	—	(4,613)

Net income (loss)	17,823	11,031	50,713	(59,927)	19,640
Less: Income attributable to noncontrolling interest	—	—	(1,817)	—	(1,817)

Net income (loss) attributable to Willbros Group, Inc.	$17,823	$11,031	$48,896	$(59,927)	$17,823

	December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Contract revenue	$—	$925,230	$987,474	$—	$1,912,704
Operating expenses:
Contract	—	779,956	870,200	—	1,650,156
Amortization of intangibles	—	10,420	—	—	10,420
General and administrative	10,380	79,927	27,720	—	118,027
Goodwill impairment	—	62,295	—	—	62,295

Operating income (loss)	(10,380)	(7,368)	89,554	—	71,806

Other income
Equity in income of consolidated subsidiaries	53,393	—	—	(53,393)	—
Interest, net	(4,031)	(3,486)	(1,515)	—	(9,032)
Other, net	4,650	(273)	3,514	—	7,891

Income (loss) from continuing operations before income tax	43,632	(11,127)	91,553	(53,393)	70,665
Provision for income taxes	—	14,982	10,960	—	25,942

Income (loss) from continuing operations	43,632	(26,109)	80,593	(53,393)	44,723
Income from discontinued operations net of tax	—	—	745	—	745

Net income (loss)	43,632	(26,109)	81,338	(53,393)	45,468
Less: Income attributable to noncontrolling interest	—	—	(1,836)	—	(1,836)

Net income (loss) attributable to Willbros Group, Inc.	$43,632	$(26,109)	$79,502	$(53,393)	$43,632

WILLBROS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
22. Condensed Consolidating Guarantor Financial Statements (continued)
Condensed Consolidating Statements of Cash Flows

	December 31, 2010
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flow from operating activities of continuing operations	$4,971	$95,505	$(42,183)	$—	$58,293
Cash flow from operating activities of discontinued operations	—	—	(4,847)	—	(4,847)
Cash flow from investing activities	(10,434)	(400,849)	6,632	—	(404,651)
Cash flow from financing activities	—	232,152	59,068	—	291,220
Effect of exchange rate changes on cash and cash equivalents	—	—	2,402	—	2,402

Net increase (decrease) in cash	(5,463)	(73,192)	21,072	—	(57,583)
Cash at beginning of period	5,463	207,336	(14,115)	—	198,684

Cash at end of period	$—	$134,144	$6,957	$—	$141,101

	December 31, 2009
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flow from operating activities of continuing operations	$(99,102)	$17,447	$139,080	$—	$57,425
Cash flow from operating activities of discontinued operations	—	—	(3,546)	—	(3,546)
Cash flow from investing activities	—	(23,643)	(10,393)	—	(34,036)
Cash flow from financing activities	79,625	87,927	(202,608)	—	(35,056)
Effect of exchange rate changes on cash and cash equivalents	—	—	6,135	—	6,135

Net increase (decrease) in cash	(19,477)	81,731	(71,332)	—	(9,078)
Cash at beginning of period	24,940	125,605	57,217	—	207,762

Cash at end of period	$5,463	$207,336	$(14,115)	$—	$198,684

	December 31, 2008
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flow from operating activities of continuing operations	$(36,562)	$91,957	$135,161	$—	$190,556
Cash flow from operating activities of discontinued operations	—	—	1,090	—	1,090
Cash flow from investing activities	—	(16,047)	4,322	—	(11,725)
Cash flow from financing activities	5,659	46,104	(111,807)	—	(60,044)
Effect of exchange rate changes on cash and cash equivalents	—	—	(5,001)	—	(5,001)

Net increase (decrease) in cash	(30,903)	122,014	23,765	—	114,876
Cash at beginning of period	55,843	3,591	33,452	—	92,886

Cash at end of period	$24,940	$125,605	$57,217	$—	$207,762